Exhibit 10.15

Agreement and Plan of Merger

Among

PAR3 Communications, Inc.,

EWW Acquisition Corp.,

EnvoyWorldWide, Inc.

and

Battery Ventures V, L.P., as Representative

November 21, 2005

i

TABLE OF CONTENTS

(continued)

ii

TABLE OF CONTENTS

(continued)

iii

LIST OF EXHIBITS

Exhibit A	List of Signatories to Company Employee Agreements
Exhibit B	Form of Escrow Agreement
Exhibit C-1	Preliminary Merger Consideration Allocation Schedule
Exhibit C-2	Final Merger Consideration Allocation Schedule
Exhibit D	Matters to be Covered in the Opinion of Heller Ehrman LLP
Exhibit E	Matters to be Covered in the Opinion of Edwards Angell Palmer & Dodge LLP
Exhibit F	Amended and Restated Articles of Incorporation of PAR3 Communications, Inc.
Exhibit G	PAR3 Investor Agreements

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of November 21, 2005 (the “Agreement Date”) by and among PAR3 Communications, Inc., a Washington corporation (“PAR3”), EWW Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of PAR3 (“Merger Sub”), EnvoyWorldWide, Inc., a Delaware corporation (the “Company”), and Battery Ventures V, L.P., as Representative, solely with respect to Article IX hereof and such other provisions hereof which specifically refer to such Representative (the “Representative”).

RECITALS

A. The parties intend that, subject to the terms and conditions hereinafter set forth, Merger Sub shall merge with and into the Company (the “Merger”), with the Company to be the surviving corporation of the Merger (the “Surviving Corporation”), on the terms and subject to the conditions of this Agreement and pursuant to the applicable provisions of the laws of the State of Delaware.

B. The Boards of Directors of PAR3, Merger Sub and the Company have determined that the Transactions (defined below), including the acquisition of the Company by PAR3 in the Merger upon the terms and subject to the conditions of this Agreement, are in the best interests of their respective stockholders or shareholders and have approved and declared advisable this Agreement and the Transaction Agreements (defined below).

C. The PAR3 shareholders have approved the Transactions, including the Merger, the PAR3 Restated Articles (defined below) and the issuance of the shares of Series C-1 Preferred Stock (defined below) in the Merger pursuant to the terms of this Agreement, as required by Applicable Law (defined below) and PAR3’s Amended and Restated Articles of Incorporation.

D. The Board of Directors of the Company has unanimously determined that in its judgment that the consideration to be paid for each share of issued and outstanding capital stock of the Company in the Merger is fair to and in the best interests of the Company and its stockholders and has recommended that said stockholders approve this Agreement and the Transactions, including the Merger, and adopt this Agreement, upon the terms and subject to the conditions set forth herein.

E. Concurrently with the execution and delivery of this Agreement, and as a condition to PAR3’s willingness to enter into this Agreement, each of the employees of the Company listed on Exhibit A is executing and delivering to PAR3 an executed employment agreement or consulting agreement in the form acceptable to PAR3 (the “Company Employee Agreements”), which Company Employee Agreements shall become effective only based on the terms thereof, upon the Effective Time (as defined in Article I).

F. PAR3, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and to prescribe various conditions to the Merger.

G. It is intended by the parties that the Merger shall constitute a reorganization within the meaning of Section 368 of the Code (defined below) and that this Agreement constitute a “plan of reorganization” within the meaning of Section 1.368-2(g) and 1.368(a) of the income tax regulations under the Code.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants and conditions contained herein, the parties hereby agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

As used in this Agreement, the following terms shall have the meanings set forth below. Unless indicated otherwise, all mathematical calculations contemplated hereby shall be made to the fifth decimal place.

“Affiliate” has the meaning set forth in Rule 144 promulgated under the Securities Act.

“Alternative Transaction” means: (A) any acquisition or purchase of Company Capital Stock from the Company by any person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) representing more than a 15% voting interest in any class or series of Company Capital Stock or any tender offer or exchange offer or privately negotiated share transfer that if consummated would result in any person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning Company Capital Stock representing 15% or more of the voting interest in any class or series of Company Capital Stock or any merger, consolidation, business combination or similar transaction involving the Company pursuant to which the Company Stockholders immediately preceding such transaction hold less than 85% of the equity interests in any class or series of capital stock of the surviving or resulting entity of such transaction; (B) any sale, lease, exchange, transfer, license, acquisition or disposition of a substantial portion of the Company Business or assets of the Company; or (C) any initial public offering of capital stock or other securities of the Company pursuant to a registration statement filed under the Securities Act.

“Applicable Law” means, collectively, all federal, state, local or municipal statutes, ordinances, regulations, and rules, and all orders, writs, injunctions, awards, judgments and decrees applicable to the assets, properties and business (and any regulations promulgated thereunder) of the applicable company or entity.

“Balance Sheet Date” means October 31, 2005.

“Certificate of Merger” means the certificate of merger to be filed with the Office of the Secretary of State of the State of Delaware at the time of Closing in such appropriate form as shall be required by Delaware Law.

“Closing” means the closing of the transactions necessary to consummate the Merger.

“Closing Date” means a time and date on which the Closing shall occur to be specified by the parties, which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in Article VII, or at such other time, date and location as the parties hereto agree in writing.

“Closing Merger Expense Certificate” means a certificate executed by the Chief Executive Officer of the Company, dated as of the Closing Date, certifying the amount of unpaid Transaction Expenses (including an itemized list of each Transaction Expense and the Person to whom such expense was or is owed).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Ancillary Agreements” means, collectively, each certificate to be delivered on behalf of the Company by an officer or officers of the Company at the Closing pursuant to Article VII and each agreement or document (other than this Agreement) that the Company is to enter into as a party thereto pursuant to this Agreement.

“Company Balance Sheet” means the Company’s unaudited balance sheet as of the Balance Sheet Date included in the Company Financial Statements.

“Company Business” means the business of the Company as presently conducted.

“Company Capital Stock” means the Company Common Stock and the Company Preferred Stock, taken together.

“Company Common Stock” means the Common Stock, par value $0.01 per share, of the Company.

“Company Disclosure Schedule” means the disclosure schedule attached hereto and dated as of the Agreement Date and delivered by the Company to PAR3 on the Agreement Date listing any exceptions to the representations and warranties of the Company herein (each of which exceptions, in order to be effective, shall clearly indicate the section and, if applicable, the subsection of Article III to which it relates, and each of which exceptions shall also be deemed to be a representation and warranty made by the Company under Article III hereof); provided, however, that each exception set forth in the Company Disclosure Schedule shall modify any other representation or warranty where the context of such exception is clear on the face of the disclosure.

“Company Financial Statements” means (A) the Company’s audited balance sheets dated December 31, 2003 and December 31, 2004; (B) the Company’s Balance Sheet; (C) the Company’s audited statement of operations and statement of cash flows for the years ended December 31, 2003 and December 31, 2004; and (D) the Company’s unaudited statement of operations and statement of cash flows for the ten months ended October 31, 2005.

“Company Material Contract” means any Contract required to be listed on the Company Disclosure Schedule pursuant to Section 3.11 or Section 3.13(i).

“Company Optionholders” means the holders of Company Options.

“Company Options” means all options to purchase shares of Company Capital Stock issued pursuant to the Company Stock Plan, or any other option to purchase shares of Company Capital Stock under any other plan, agreement or arrangement.

“Company Preferred Stock” means the Company Series A Preferred Stock and the Company Series B Preferred Stock, taken together.

“Company Securityholders” means the Company Stockholders, Company Warrantholders and Company Optionholders, collectively.

“Company Series A Preferred Stock” means the Series A Preferred Stock, par value $0.01 per share, of the Company.

“Company Series B Preferred Stock” means the Series B Preferred Stock, par value $0.01 per share, of the Company.

“Company Series C Preferred Stock” means the Series C Preferred Stock, par value $0.01 per share, of the Company.

“Company Series D Preferred Stock” means the Series D Preferred Stock, par value $0.01 per share, of the Company.

“Company Series D Warrants” means each warrant to purchase the Company Series D Preferred Stock.

“Company Series E Preferred Stock” means the Series E Preferred Stock, par value $0.01 per share, of the Company.

“Company Series E Warrants” means each warrant to purchase the Company Series E Preferred Stock.

“Company Stock Plan” means the 1998 Equity Incentive Plan of the Company, as amended.

“Company Stockholders” means the holders of shares of Company Capital Stock.

“Company Warrants” means each warrant to purchase shares of Company Capital Stock.

“Company Warrantholders” means the holders of Company Warrants.

“Contract” means any written or oral contract, agreement, instrument, arrangement, commitment, understanding or undertaking (including leases, licenses, mortgages, notes, guarantees, sublicenses, subcontracts and purchase orders).

“Delaware Law” means the General Corporation Law of the State of Delaware.

“Dissenters Deadline Date” means the first date at or after the Effective Time on which no holder of Company Capital Stock as of immediately prior to the Effective Time has an opportunity to perfect appraisal rights or appraisal rights in accordance with Delaware Law in connection with the Merger in respect of any shares of Company Capital Stock.

“Dissenting Shares” means any shares of Company Capital Stock that are issued and outstanding immediately prior to the Effective Time and in respect of which appraisal rights shall have been perfected prior to the Dissenters Deadline Date in accordance with Delaware Law in connection with the Merger and with respect which, as of the Effective Time (or thereafter as applicable), the holders thereof has not effectively withdrawn or lost such right to appraisal.

“Documentation” means, collectively, programmers’ notes or logs, source code annotations, user guides, manuals, instructions, software architecture designs, layouts, any know-how, and any other designs, plans, drawings, documentation, materials, software source code and object code, development tools, blueprints, media, memoranda and records that are primarily related to or otherwise necessary for the use and exploitation of any Company Products or Services or any Company Products or Services in development by the Company, whether in tangible or electronic form, whether owned by the Company or held by the Company under any licenses or sublicenses (or similar grants of rights), which, as to all, are residing on the Company servers.

“Effective Time” means the time of the filing of the Certificate of Merger with the Office of the Secretary of State of the State of Delaware (or such later time as may be mutually agreed in writing by the Company and PAR3 and specified in the Certificate of Merger); provided that the Effective Time shall occur on the Closing Date.

“Encumbrance” means, with respect to any asset, any mortgage, deed of trust, lien, pledge, charge, security interest, title retention device, collateral assignment, restriction or other encumbrance of any kind in respect of such asset (including any restriction on the voting of any security, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset). For purposes of clarification only, an inability to sell a security without registering such security for sale under the Securities Act or other federal securities laws shall not represent an Encumbrance.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity which is a member of (A) a “controlled group of corporations,” as defined in Section 414(b) of the Code; (B) a group of entities under “common control,” as defined in Section 414(c) of the Code; or (C) an “affiliated service group,” as defined in Section 414(m) of the Code, or treasury regulations promulgated under Section 414(o) of the Code, any of which includes the Company.

“Escrow Agent” means U.S. Bank, National Association.

“Escrow Shares” means that number of shares of PAR3 Series C-1 Preferred Stock equal to 13.125% of the Total Stock Consideration and placed in escrow in accordance with the Escrow Agreement and Section 2.2 of this Agreement.

“Escrow Property” means the Escrow Shares, together with any income received by the Escrow Agent with respect to the Escrow Shares while such Escrow Property is held in escrow under the Escrow Agreement (as defined in Section 2.2).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Expiration Date” means the twelve (12) month anniversary of the Closing Date.

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means any court or tribunal, governmental or regulatory body, administrative agency, commission or other governmental authority.

“Intellectual Property” means, collectively, all worldwide industrial and intellectual property rights, including patents, patent applications, patent rights, trademarks, trademark registrations and applications therefor, trade dress rights, trade names, service marks, service mark registrations and applications therefor, Internet domain names, Internet and World Wide Web URLs or addresses, copyrights, copyright registrations and applications therefor, mask work rights, mask work registrations and applications therefor, franchises, licenses, inventions, trade secrets, know-how, customer lists, proprietary processes and formulae, technology, software source code and object code, algorithms, architectures, structures, screen displays, photographs, images, layouts, development tools, designs, blueprints, specifications, and technical drawings (or similar information in electronic format) together with all Documentation and media constituting the foregoing, including manuals, programmers’ notes, memoranda and records.

“Knowledge” means the knowledge of a particular fact, circumstance, event or other matter in question of the executive officers and directors of an entity (and with respect to Section 3.13, any current employees of the Company who have direct management responsibility for technology development activity for the Company) (collectively, the “Entity Representatives”). Any such Entity Representative will be deemed to have knowledge of a particular fact, circumstance, event or other matter if (i) such Entity Representative has actual knowledge of the fact, circumstance or event or (ii) knowledge of such fact, circumstance or event would be obtained by reasonable inquiry under the circumstances (provided that with respect to Section 3.13, reasonable inquiry shall not require any additional or new patent or other searches relating to the practice, development, use, sale or ownership of Intellectual Property, or any search of any docket of any Governmental Authority).

“Liabilities” means debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, whether such are known or unknown, including those arising under any law, action or governmental order and those arising under any Contract.

“Material Adverse Change” and “Material Adverse Effect” when used in connection with an entity means any change, event, circumstance, condition or effect that is or is reasonably likely to be, individually or in the aggregate, materially adverse in relation to the condition (financial or otherwise), capitalization, properties, products or services, assets (including intangible assets), Intellectual Property, liabilities, business, operations or results of operations of such entity and its Subsidiaries, taken as a whole, other than such changes, events, circumstances, conditions or effects reasonably attributable to: (A) compliance with the terms of, or taking of any action required by, or the failure to take any action prohibited by, this Agreement or the consummation of the Merger, or events subsequent thereto; (B) economic conditions generally in the United States; (C) conditions generally affecting the industries in which such party participates or sells; (D) any failure by such party to meet any forecasts or projections for any period ending on or after the Agreement Date; and (E) any change in GAAP.

“Merger Sub Ancillary Agreements” means, collectively, each certificate to be delivered on behalf of Merger Sub by an officer or officers of Merger Sub at the Closing pursuant to Article VII and each agreement or document (other than this Agreement) that Merger Sub is to enter into as a party thereto pursuant to this Agreement.

“Merger Sub Common Stock” means the Common Stock, par value $0.001 per share, of Merger Sub.

“PAR3 Ancillary Agreements” means, collectively, each certificate to be delivered on behalf of PAR3 by an officer or officers of PAR3 at the Closing pursuant to Article VII and each agreement or document (other than this Agreement) that PAR3 is to enter into as a party thereto pursuant to this Agreement.

“PAR3 Business” means the business of PAR3 as presently conducted.

“PAR3 Common Stock” means the Common Stock, $0.001 par value, of PAR3.

“PAR Disclosure Schedule” means the disclosure schedule attached hereto and dated as of the Agreement Date and delivered by PAR3 to the Company on the Agreement Date listing any exceptions to the representations and warranties of PAR3 herein (each of which exceptions, in order to be effective, shall clearly indicate the section and, if applicable, the subsection of Article IV to which it relates, and each of which exceptions shall also be deemed to be a representation and warranty made by PAR3 under Article IV hereof); provided, however, that each exception set forth in the PAR3 Disclosure Schedule shall modify any other representations or warranty, where the context of such exception is clear on the face of such disclosure.

“PAR3 Financial Statements” means (A) PAR3’s audited balance sheets dated December 31, 2003 and December 31, 2004; (B) the PAR3’s balance sheet dated October 31, 2005; (C) PAR3’s audited statement of operations and statement of cash flows for the years ended December 31, 2003 and December 31, 2004; and (D) PAR3’s unaudited statement of operations and statement of cash flows for the ten months ended October 31, 2005.

“PAR3 Fully-Diluted Shares” means, as of immediately prior to the Effective Time, the sum of (i) the number of shares of outstanding PAR3 Common Stock, (ii) the number of shares of PAR3 Common Stock issuable upon the conversion of the outstanding Company Preferred Stock in accordance with the terms of the PAR3 Restated Articles, (iii) the number of shares of PAR3 Common Stock and PAR3 Preferred Stock into which any outstanding convertible or exchangeable securities (including any warrants but excluding PAR3 Options) may be converted or exchanged (whether or not then convertible or exchangeable, and regardless of the exercise, conversion or exchange price), (iv) the number of shares of PAR3 Common Stock issuable upon exercise of all outstanding PAR3 Options (whether or not then exercisable, and regardless of exercise price) and (v) 42,500 shares, but excluding for purposes of this calculation shares reserved for future option grants under the PAR3 2000 Stock Option Plans.

“PAR3 Investor Agreements” the PAR3 Communications, Inc. Second Amended and Restated Investors’ Rights Agreement and the PAR3 Second Amended and Restated Co-Sale Agreement in the form attached hereto as Exhibit G.

“PAR3 Options” means all options to purchase shares of PAR3 Common Stock issued pursuant to the PAR3 2001 Stock Option Plan, or any other option to purchase shares of PAR3 Common Stock under any other plan, agreement or arrangement.

“PAR3 Preferred Stock” means the Preferred Stock, $0.001 par value, of PAR3.

“PAR3 Series C-1 Preferred Stock” means the Series C-1 Preferred Stock, $0.001 par value, of PAR3.

“PAR3 Series C-1 Preferred Stock Price” means $0.8322 per share of PAR3 Series C-1 Preferred Stock.

“PAR3 Significant Customer” means any customer who was a source of 10% or more of the revenue for PAR3 in the year ended December 31, 2004, or the ten months ended October 31, 2005, based on amounts paid or payable, which in the aggregate represent approximately 5 customers of PAR3.

“PAR3 Stockholders” means the holders of shares of PAR3 Common Stock and the PAR3 Preferred Stock, collectively.

“Permitted Encumbrances” means (A) statutory liens for taxes that are not yet due and payable; (B) liens to secure obligations to landlords, lessors or renters under leases or rental agreements; (C) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by Applicable Law; (D) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens; (E) any imperfection of title or similar liens, liens, charges or encumbrances which individually or in the aggregate with other such liens, charges and encumbrances does not materially impair the value of the property subject to such lien, charge or encumbrance or the use of such property in the conduct of the Business; (F) liens imposed by law and incurred in the ordinary couse of business for obligations not past due.

“Person” means any individual, corporation, company, limited liability company, partnership, limited liability partnership, trust, estate, proprietorship, joint venture, association, organization, entity or Governmental Authority.

“Pro Rata Share” means the amount of the Total Stock Consideration that a Company Securityholder is entitled to receive pursuant to Section 2.1 (based upon the aggregate amount of the Total Stock Consideration that each such holder is entitled to receive pursuant to Section 2.1 (other than Dissenting Shares)), relative to the aggregate amount of the Total Stock Consideration that all such holders are entitled to receive pursuant to Section 2.1 (other than Dissenting Shares).

“Retention Plan” means the Company’s retention bonus plan adopted by the Company’s Board of Directors on April 15, 2005, as amended.

“Retention Plan Allocation” means 12.5% of the Total Stock Consideration.

“Securities Act” means the Securities Act of 1933, as amended.

“Series E Exchange Ratio” means the number obtained by dividing (x) the Total Stock Consideration minus the Retention Plan Allocation by (y) the sum of (i) number of shares of Company Series E Preferred Stock issued and outstanding immediately prior to the Effective Time and (ii) the number of shares of Company Series E Preferred Stock into which any outstanding convertible or exchangeable securities that do not terminate at the Effective Time (including the Company Series E Preferred Warrants) may be converted or exchanged.

“Subsidiary” means a corporation or other business entity in which the Company owns, directly or indirectly, at least a 50% interest or that is otherwise, directly or indirectly, controlled by such entity.

“Tax” (and, with correlative meaning, “Taxes”) means (A) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any governmental entity responsible for the imposition of any such tax (domestic or foreign), (B) any liability for the payment of any amounts of the type described in clause (A) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any taxable period, and (C) any liability for the payment of any amounts of the type described in clause (A) or (B) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to indemnify any other Person. Any Tax resulting from the consummation of the Merger that would, but for this sentence be included with the foregoing definition shall be disregarded.

“Total Merger Consideration” means the (i) Total Stock Consideration and (ii) the common stock options issued and cash payments made to the beneficiaries of the Retention Plan .

“Total Stock Consideration” means the number obtained by first dividing (x) the PAR3 Fully-Diluted Shares by (y) 0.9 and then subtracting the PAR3 Fully-Diluted Shares.

“Transaction Agreements” shall mean collectively this Agreement, the Company Ancillary Agreements and the PAR3 Ancillary Agreements.

“Transaction Expenses” means all out-of-pocket costs and expenses incurred by the Company in connection with the Transaction Agreements and the Transactions (including any fees and expenses of legal counsel, financial advisors, investment bankers and accountants) through the Closing Date.

“Transactions” shall mean any or all of the actions or transactions contemplated by this Agreement or any of the Transaction Agreements, including the Merger and the issuance of the shares of Series C-1 Preferred Stock under this Agreement.

Other capitalized terms defined elsewhere in this Agreement and not defined in this Article I shall have the meanings assigned to such terms in this Agreement.

ARTICLE II

THE MERGER

2.1 Conversion of Shares.

(a) Conversion of Merger Sub Common Stock. At the Effective Time, each share of Merger Sub Common Stock that is issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of Common Stock, par value $0.001 per share, of the Surviving Corporation, and the shares of the Surviving Corporation into which the shares of Merger Sub Common Stock are so converted shall be the only shares of Company Common Stock that are issued and outstanding immediately after the Effective Time.

(b) Conversion of Company Capital Stock.

(i) Company Series E Preferred Stock. Subject to the terms and conditions of this Agreement, at the Effective Time, each share of Company Series E Preferred Stock that is issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without the need for any further action on the part of the holder thereof, be converted into and represent the right to receive a number of shares of validly issued, fully paid and nonassessable PAR3 Series C-1 Preferred Stock equal to the Series E Exchange Ratio.

(ii) Company Series D Preferred Stock. At the Effective Time, each share of Company Series D Stock that is issued and outstanding prior to the Effective Time shall be cancelled and extinguished without any conversion thereof.

(iii) Company Series C Preferred Stock. At the Effective Time, each share of Company Series C Stock that is issued and outstanding prior to the Effective Time shall be cancelled and extinguished without any conversion thereof.

(iv) Company Series B Preferred Stock. At the Effective Time, each share of Company Series B Preferred Stock that is issued and outstanding prior to the Effective Time shall be cancelled and extinguished without any conversion thereof.

(v) Company Series A Preferred Stock. At the Effective Time, each share of Company Series A Preferred Stock that is issued and outstanding prior to the Effective Time shall be cancelled and extinguished without any conversion thereof.

(vi) Company Common Stock. At the Effective Time, each share of Company Common Stock that is issued and outstanding prior to the Effective Time shall be cancelled and extinguished without any conversion thereof.

(c) Company Options. At the Effective Time, each Company Option that is issued and outstanding immediately prior to the Effective Time, whether or not then exercisable, shall be cancelled.

(d) Company Warrants. At the Effective Time, each Company Series E Warrant which is outstanding immediately prior thereto and does not terminate in full, if unexercised, immediately prior to the Effective Time shall, in accordance with the terms thereof, cease to represent a right to acquire shares of Company Series E Preferred Stock and automatically shall be converted, at the Effective Time, without any action on the part of the holder thereof, into a warrant to purchase PAR3 Series C-1 Preferred Stock (as so converted, a “Company Converted Warrant”). Company shall seek approval of such acceleration of Company Series E Warrants in accordance with Section 5.6(b). Each Company Converted Warrant shall continue to have, and be subject to, the same terms and conditions as set forth in any agreements thereunder immediately prior to the Effective Time, except that, as of the Effective Time, (i) each Company Converted Warrant shall be exercisable (or shall become exercisable in accordance with its terms) for that number of whole shares of PAR3 Series C-1 Preferred Stock equal to the product of the number of shares that were issuable upon exercise of such Company Series E Preferred Stock Warrant immediately prior to the Effective Time multiplied by the Series E Exchange Ratio, rounded down to the nearest whole number of shares of PAR3 Series C-1 Preferred Stock, and (ii) the per share exercise price for the shares of PAR3 Series C-1 Preferred Stock issuable upon exercise of such Company Converted Warrant shall be equal to the quotient determined by dividing the exercise price per share of Company Series E Preferred Stock at which such Company Series E Warrant was exercisable immediately prior to the Effective Time by Series E Exchange Ratio, rounded up to the nearest whole cent. At the Effective Time, except for the Company Converted Warrants, each Company Warrant that is issued and outstanding immediately prior to the Effective Time shall be cancelled.

(e) Adjustments. In the event of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into capital stock), reorganization, reclassification, combination, recapitalization or other like change with respect to the Company Series E Preferred Stock or capital stock of PAR3 occurring after the Agreement Date and prior to the Effective Time, all references in this Agreement to specified numbers of shares of any class or series affected thereby, and all calculations provided for that are based upon numbers of shares of any class or series (or trading prices therefor) affected thereby, shall be equitably adjusted to the extent necessary to provide the parties the same economic effect as contemplated by this Agreement prior to such stock split, reverse stock split, stock dividend, reorganization, reclassification, combination, recapitalization or other like change.

(f) Conditions. The preceding provisions of this Section 2.1. are subject to the provisions of Section 2.7 (regarding rights of holders of Dissenting Shares) and Section 2.2 (regarding the withholding of the Escrow Shares).

2.2 Escrow.

(a) Escrow Shares. At the Effective Time, PAR3 shall withhold the Escrow Shares from the Total Stock Consideration issuable pursuant to Section 2.1(b) to the Company Stockholders (other than holders of shares of Company Capital Stock which constitute and remain Dissenting Shares), in accordance with each Company Stockholder’s Pro Rata Share.

(b) Escrow Agreement. Prior to the Closing, PAR3, the Representative and the Escrow Agent shall enter into an escrow agreement substantially in the form attached hereto as Exhibit B (the “Escrow Agreement”). Within ten (10) business days after the Closing Date, PAR3 shall cause the Escrow Shares to be deposited with the Escrow Agent.

2.3 The Closing. Subject to termination of this Agreement as provided in Article VIII, the Closing shall take place at the offices of Heller Ehrman LLP, 701 Fifth Avenue, Suite 6100, Seattle, Washington 98104-7098, on the Closing Date. Concurrently with the Closing or at such later date and time as may be mutually agreed in writing by the Company and PAR3, the Certificate of Merger shall be filed with the Office of the Secretary of State of Delaware in accordance with Delaware Law.

2.4 Effects of the Merger.

At and upon the Effective Time:

(a) the separate existence of Merger Sub shall cease and the Merger Sub shall be merged with and into the Company, and the Company shall be the Surviving Corporation of the Merger pursuant to the terms of this Agreement and the Certificate of Merger;

(b) the Certificate of Incorporation of Merger Sub shall become the Certificate of Incorporation of the Surviving Corporation, until changed or amended as provided therein or by Delaware Law;

(c) the Bylaws of Merger Sub shall become the Bylaws of the Surviving Corporation, until changed or amended as provided therein or by Delaware Law;

(d) the officers of Merger Sub immediately prior to the Effective Time shall be appointed as officers of the Surviving Corporation immediately after the Effective Time, until their respective successors are duly appointed; and

(e) the members of the Board of Directors of Merger Sub immediately prior to the Effective Time shall be appointed as the members of the Board of Directors of the Surviving Corporation immediately after the Effective Time, until their respective successors are duly elected or appointed and qualified.

2.5 Surrender of Certificates.

(a) Exchange Procedures.

(i) Attached hereto as Exhibit C-1 is a preliminary merger allocation schedule prepared by the Company (the “Preliminary Merger Consideration Allocation Schedule”) which sets forth the preliminary allocation of proceeds among the Company Securityholders as of the Agreement Date. The Company expressly acknowledges that (A) the Preliminary Merger Consideration Allocation Schedule sets forth the contemplated allocation of the Total Stock Consideration payable in accordance with Section 2.1, (B) such allocation complies with and does not violate any provision of the Company’s amended and restated certificate of incorporation, bylaws or Contract, and (C) the allocations set forth on such schedule, as well as, the Total Stock Consideration payable to the Company Securityholders as reflected therein shall be subject to adjustment in accordance with the provisions hereof including, without limitation, Sections 2.2, 2.6 and 2.7 hereof. The information set forth on Preliminary Merger Consideration Allocation Schedule regarding the Company Securityholders is true, complete and accurate as of the Agreement Date.

(ii) No later than two (2) business days prior the Closing, the Company shall deliver to PAR3 a spreadsheet setting forth (A) the name and address of each Company Stockholder and warrantholder as of the Closing Date, (B) the number of shares of Company Preferred Stock and warrants held by such holders (C) the Pro Rata Share of the Merger Consideration payable to such shareholder in accordance with the provisions hereof as of the Closing Date and (D) such holder’s Pro Rata Share of the Escrow Shares (such spreadsheet, the “Final Merger Consideration Allocation Schedule”). Upon receipt by PAR3 and approval thereof (which shall not be unreasonably withheld or delayed), the Final Merger Consideration Allocation schedule shall be appended to this Agreement as Exhibit C-2.

(iii) As promptly as practicable at or after the Effective Time, PAR3 shall mail to each holder of record (as of the Effective Time) of a certificate or certificates which immediately prior to the Effective Time represented shares of Company Series E Preferred Stock (the “Certificates”) at the respective addresses set forth on the final Merger Consideration Allocation Schedule a letter of transmittal (the “Letter of Transmittal”) in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to PAR3 and shall contain such other customary provisions as PAR3 may reasonably specify). Upon receipt of the Certificates for cancellation, together with a duly completed and validly executed Letter of Transmittal and any other documents as PAR3 shall reasonably require,

PAR3 shall, subject to the terms of Section 2.2, cause to be delivered to such Company Stockholder that number of shares of PAR3 Series C-1 Preferred Stock (rounded up to the next whole share) which such holder has the right to receive in respect of the Company Series E Preferred Stock formerly represented by such Certificate (after taking into account all shares of Company Series E Preferred Stock then held by such holder) and the Certificate so surrendered shall forthwith be canceled. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, PAR3 shall, as promptly as practicable following the receipt by PAR3 of the foregoing documents, subject to the terms of Section 2.2, issue in exchange for such lost, stolen or destroyed Certificate that portion of the Total Stock Consideration represented by the lost, stolen or destroyed Certificate in exchange therefore which the Company Stockholder has the right to receive. The Board of Directors of PAR3 may in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificate to provide to PAR3 an indemnity agreement or bond against any claim that may be made against PAR3 with respect to the Certificate alleged to have been lost, stolen or destroyed.

(b) Cancellation. From and after the Effective Time, no shares of Company Capital Stock will be deemed to be outstanding, and holders of Certificates formerly representing such Company Capital Stock shall cease to have any rights with respect thereto except as provided herein or by Applicable Law.

(c) Transfer Books. At the Effective Time, the stock transfer books of Company shall be closed and no transfer of Company Capital Stock shall thereafter be made. If, after the Effective Time, Certificates formerly representing shares of Company Series E Preferred Stock are presented to PAR3 or the Surviving Corporation, they shall be cancelled and exchanged for that portion of the Total Stock Consideration and any other amount payable with respect to such Company Series E Preferred Stock in accordance with Section 2.1(b), subject to the terms of Section 2.2.

(d) Further Rights in Company Common Stock or Company Preferred Stock. All shares of PAR3 Series C-1 Preferred Stock issued upon conversion of the shares of Company Series E Preferred Stock in accordance with the terms hereof (including any shares of PAR3 Series C-1 Preferred Stock issued pursuant to Section 2.5(c) or Section 2.5(e)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Series E Preferred Stock and all other Company Capital Stock, as applicable.

(e) No Fractional Shares. No certificates or scrip representing fractional shares of PAR3 Series C-1 Preferred Stock shall be issued upon the surrender for exchange of Certificates.

2.6 Dissenting Shares. If, in connection with the Merger, holders of Company Capital Stock shall have demanded and perfected appraisal rights pursuant to Section 262 of Delaware Law, none of such Dissenting Shares shall be converted into a right to receive a portion of the Total Stock Consideration or any other amount payable with respect to such Company Capital Stock in accordance with Section 2.1(b), but shall be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to Delaware Law. Each holder of Dissenting Shares who, pursuant to the provisions of Delaware Law, becomes entitled to payment of the fair value of such shares shall receive payment therefor in accordance with Delaware Law (but only after the value therefor shall have been agreed upon or finally determined pursuant to Delaware Law). In the event that any Company Stockholder fails to make an effective demand for payment or fails to perfect its appraisal rights or appraisal rights as to its shares of Company Capital Stock or any Dissenting Shares shall otherwise lose their status as Dissenting Shares, then any such shares shall immediately be converted into the right to receive the consideration issuable pursuant to Article II in respect of such shares as if such shares never been Dissenting Shares, and PAR3 shall issue and deliver to the holder thereof, at (or as promptly as reasonably practicable after) the applicable time or times specified in Section 2.5, following the satisfaction of the applicable conditions set forth in Section 2.5, the portion of the Total Stock Consideration and any other amounts, to which such Company Stockholder would have been entitled under Section 2.1(b) with respect to such shares and Section 2.2 (regarding the withholding of the Escrow Shares). The Company shall give PAR3 (i) prompt notice of any demand received by the Company for appraisal of Company Capital Stock or notice of exercise of a Company Stockholder’s appraisal rights in accordance with Delaware Law and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal rights under such law. The Company agrees that, except with PAR3’s prior written consent, it shall not voluntarily make any payment or offer to make any payment with respect to, or settle or offer to settle, any such demand for appraisal.

2.7 Retention Plan. In addition to the amounts payable to Company Securityholders pursuant to this Agreement, beneficiaries of the Retention Plan will receive PAR3 Series C-1 Preferred Stock and cash or options to purchase PAR3 Common Stock. All such consideration payable to Retention Plan beneficiaries shall be paid by PAR3 in accordance with Section 6.6 and Schedule 6.6.

2.8 Tax Withholding. PAR3 or PAR3’s agent shall be entitled to deduct and withhold from the Total Merger Consideration or other payment otherwise payable pursuant to this Agreement to any Person, the amounts required to be deducted and withheld under the Code, or any provision of state, local or foreign tax law, with respect to the making of such payment. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

2.9 Tax Consequences. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368 of the Code. The parties hereto adopt this Agreement as a “plan of reorganization” within the meaning of Section 1.368-2(g) and 1.368(a) of the income tax regulations under the Code.

2.10 Further Assurances. If, at any time before or after the Effective Time, any of the parties hereto reasonably believes or is advised that any further instruments, deeds, assignments or assurances are reasonably necessary to consummate the Transactions or to carry out the purposes and intent of the Transaction Agreements at or after the Effective Time, then the Company, PAR3, the Surviving Corporation and their respective officers and directors shall execute and deliver all such proper deeds, assignments, instruments and assurances and do all other things reasonably necessary to consummate the Transactions and to carry out the purposes and intent of the Transaction Agreements.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to the exceptions set forth in a numbered or lettered section of the Company Disclosure Schedule, the Company represents and warrants to PAR3 that the statements contained in this Article III are true and correct on and as of the date of this Agreement and shall be true and correct at all times until the Closing Date:

3.1 Organization and Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the corporate power and corporate authority to own, operate and lease its properties and to carry on the Company Business. The Company is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect on the Company; without limiting the foregoing, the Company is so qualified or licensed in each jurisdiction listed on Schedule 3.1 of the Company Disclosure Schedule. The Company is not in violation of its Amended and Restated Certificate of Incorporation or Bylaws, each as amended to date.

3.2 Subsidiaries. The Company does not have any Subsidiaries or any equity or ownership interest (or any interest convertible or exchangeable or exercisable for, any equity or ownership interest), whether direct or indirect, in any Person. The Company is not obligated to make nor is it bound by any agreement or obligation to make any investment in or capital contribution in or on behalf of any other Person.

3.3 Power, Authorization and Validity.

(a) Power and Authority. The Company has all requisite corporate power and corporate authority to enter into, execute, deliver and perform its obligations under this Agreement and each of the Company Ancillary Agreements and, subject to the receipt of required Company Stockholder approvals, to consummate the Merger and, to the extent applicable, the other Transactions. The Transactions and the execution, delivery and performance by the Company of this Agreement, each of the Company Ancillary Agreements and all other agreements, transactions and actions contemplated hereby or thereby, have been duly and validly approved and authorized by the Company’s Board of Directors.

(b) No Consents. No consent, approval, order or authorization of, or registration, declaration or filing with (i) any Governmental Authority, (ii) any other governmental Person, or (iii) any other Person is necessary or required to be made or obtained by the Company to enable the Company to lawfully execute and deliver, enter into, and perform its obligations under this Agreement and each of the Company Ancillary Agreements or to consummate the Transactions (including the consent of any Person required to be obtained in order to keep any Contract between such Person and the Company in effect following the Merger or to provide that the Company is not in breach or violation of any such Contract following the Merger), except for (A) the receipt of required Company Stockholder approvals subsequent to execution hereof and (B) the filing of the Certificate of Merger with the Office of the Secretary of State of the State of Delaware and, except in the case of clause (iii), to the extent that the failure to obtain such consent, approval, order or authorization of, or to make such registration, declaration or filing with such Person could not reasonably have been expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(c) Enforceability. This Agreement has been duly executed and delivered by the Company. This Agreement and each of the Company Ancillary Agreements are, or when executed by the Company shall be, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors generally and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

3.4 Capitalization of the Company.

(a) Authorized and Outstanding Capital Stock of the Company. The authorized capital stock of the Company consists solely of 160,000,000 shares of Company Common Stock and 700,000 shares of Company Series A Preferred Stock, of which 100,000 are designated Series A-1 Preferred Stock and 600,000 shares are designated Series A-2 Preferred Stock, 535,034 shares of Company Series B Preferred Stock, 1,980,378 shares of Company Series C Preferred Stock, 18,462,240 shares of Company Series D Preferred Stock and 60,000,000 shares of Company Series E Preferred Stock. A total of 4,992,813 shares of Company Common Stock, 655,000 shares of Company Series A Preferred Stock, 485,034 shares of Company Series B Preferred Stock, 1,972,013 shares of Company Series C Preferred Stock, 17,006,751 shares of Company Series D Preferred Stock and 40,638,564 shares of Company Series E Preferred Stock are issued and outstanding as of the Agreement Date. The numbers and kind of issued and outstanding shares of Company Capital Stock held by each Company Stockholder as of the Agreement Date are set forth on Schedule 3.4(a) of the Company Disclosure Schedule, and no shares of Company Capital Stock are issued or outstanding as of the Agreement Date that are not set forth on Schedule 3.4(a) of the Company Disclosure Schedule, and no such shares shall be issued or outstanding as of the Closing Date that are not set forth on Schedule 3.4(a) of the Company Disclosure Schedule except for shares of Company Capital Stock issued pursuant to the exercise of outstanding Company Options listed on Schedule 3.4(b) of the Company Disclosure Schedule or the conversion of outstanding shares of Company Preferred Stock. Other than 255,000 shares of Company Common Stock, the Company holds no treasury shares. All issued and outstanding shares of Company Capital Stock have been duly authorized and validly issued, are fully paid and nonassessable, were not issued in violation of and, except under the agreements to be terminated pursuant to Section 7.2(h) hereof, are not subject to any right of rescission, right of first refusal or preemptive right, and have been offered, issued, sold and delivered by the Company in compliance with all requirements of Applicable Law and all requirements set forth in applicable Contracts. There is no Liability for dividends accrued and unpaid by the Company.

(b) Options, Warrants and Rights. The Company has reserved an aggregate of 20,314,427 shares of Company Common Stock for issuance pursuant to the Company Stock Plan (including shares subject to outstanding Company Options), an aggregate of 1,455,489 shares of Company Series D Preferred Stock for issuance pursuant to the exercise of Company Series D Warrants, and an aggregate of 9,383,227 shares of Company Series E Preferred Stock for issuance pursuant to the exercise of Company Series E Warrants. A total of 17,904,476 shares of Company Common Stock are subject to outstanding Company Options as of the Agreement Date and as of the Closing Date, except for Company Options outstanding as of the Agreement Date that are exercised in accordance with their terms prior to the Closing Date. Schedule 3.4(b) of the Company Disclosure Schedule sets forth, as of the

Agreement Date, for each Company Option, (i) the name of the holder of such Company Option, (ii) the exercise price per share of such Company Option, (iii) the number of shares covered by such Company Option, (iv) the vesting schedule for such Company Option, (v) the extent such Company Option is vested as of the Agreement Date, and (vi) whether such Company Option is an incentive stock option or non-statutory stock option under the Code. True and correct copies of the Company Stock Plan, the standard agreements under the Company Stock Plan and each agreement for each Company Option that does not conform to the standard agreement under the Company Stock Plan have been delivered or made available by the Company to PAR3. All Company Options have been issued and granted in compliance with Applicable Law and all requirements set forth in applicable Contracts.

(c) No Other Rights. Except for Company Options, Company Series E Warrants, Company Series D Warrants and the conversion rights of the Company Preferred Stock, there are no stock appreciation rights, options, warrants, calls, rights, commitments, conversion privileges or preemptive or other rights or Contracts outstanding to purchase or otherwise acquire any shares of Company Capital Stock or any securities or debt convertible into or exchangeable for Company Capital Stock or obligating the Company to grant, extend or enter into any such option, warrant, call, right, commitment, conversion privilege or preemptive or other right or Contract. Except under the agreements to be terminated pursuant to Section 7.2(h) hereof, there are no voting agreements, registration rights, rights of first refusal, preemptive rights, co-sale rights or other restrictions applicable to any outstanding securities of the Company.

(d) Preliminary Merger Consideration Allocation Schedule. The information set forth on the Preliminary Merger Consideration Allocation Schedule regarding the Company Securityholders is true, complete and accurate as of the Agreement Date. The information set forth on the Final Merger Consideration Allocation Schedule regarding the Company Securityholders is true, complete and accurate as of the Closing Date.

3.5 No Violation. Neither the execution and delivery of this Agreement or any of the Company Ancillary Agreements by the Company, nor the consummation of the Transactions, including the Merger, shall result in a termination, breach, impairment or violation of (with or without notice or lapse of time, or both), or constitute a default, or require the consent, release, waiver or approval of any third party, under: (a) any provision of the Certificate of Incorporation or Bylaws (or other comparable charter documents) of the Company, each as currently in effect; (b) any Applicable Law applicable to the Company or any of its assets or properties; or (c) except as set forth on Schedule 3.3(b), any Company Material Contract. Neither the Company’s entering into this Agreement or any of the Company Ancillary Agreements nor the consummation of the Transactions, including the Merger, shall change the obligation or right of the Company as they exist at the Closing and without giving effect to any action taken by PAR3 after the Closing to make payments to or receive payments from any customer or supplier of the Company or change the right of the Company to use any Company IP Rights.

3.6 Litigation. There is no action, suit, arbitration, mediation, proceeding, claim or investigation pending against the Company (or against any officer, director, employee or agent of the Company in their capacity as such or relating to their employment, services or contractual relationship with or for the Company) which has been served or noticed on the Company before any Governmental Authority, arbitrator or mediator, nor, to the Knowledge of the Company, has any such action, suit, arbitration, mediation, proceeding, claim or investigation been threatened. There is no judgment, decree, injunction, rule or order of any Governmental Authority, arbitrator or mediator outstanding against the Company. Except as set forth on Schedule 3.6, to the Company’s Knowledge, there is no basis for any person to assert a claim against the Company based upon the Company’s entering into this Agreement or any Company Ancillary Agreement or consummating the Transaction, including the Merger. The Company has no action, suit, arbitration, mediation, proceeding, claim or investigation pending against any Governmental Authority or other Person. To the Knowledge of the Company, there is no current basis for any indemnity claim under Section 6.3(a).

3.7 Taxes. The Company (and any consolidated, combined, unitary or aggregate group for Tax purposes of which the Company is or has been a member), (a) has timely filed all foreign, federal, state, local and municipal tax and information returns required to be filed by it (the “Returns”), (b) has timely paid all Taxes required to be paid by it for which payment was due, (c) has established an adequate accrual or reserve for the payment of all Taxes payable in respect of the periods or portions thereof prior to the Balance Sheet Date (which accrual or reserve as of the Balance Sheet Date is fully reflected on the Company Balance Sheet in accordance with GAAP) and will establish an adequate accrual or reserve for the payment of all Taxes payable by the Company in respect of the periods or portion thereof through the Closing Date, (d) has made, accrued or has sufficient allowances on the Company Balance Sheet (or will make on a timely basis up to the Closing Date) for all estimated Tax payments required to be made, and (e) has no Liability for Taxes in excess of the amount so paid or accruals or reserves so established. All such Returns are true, correct and have been completed in accordance with Applicable Law, and the Company has provided PAR3 with true and correct copies of such Returns. Except as set forth on Schedule 3.7, the Company is not delinquent in the payment of any Tax or in the filing of any Returns, and no deficiencies for any Tax have been threatened, claimed, proposed or assessed against the Company or any of its officers, employees or agents in their capacity as such. The Company has not received any notification from the Internal Revenue Service or any other taxing authority regarding any material issues that (a) are currently pending before the Internal Revenue Service or any other taxing agency or authority (including any sales or use taxing authority) regarding the Company, or (b) have been raised by the Internal Revenue Service or other taxing agency or authority and not yet finally resolved. No Return of the Company is under audit by the Internal Revenue Service or any other taxing agency or authority and any such past audits (if any) have been completed and fully resolved to the satisfaction of the applicable taxing agency or authority conducting such audit and all Taxes determined by such audit to be due from the Company have been paid in full to the applicable taxing agencies or authorities or adequate reserves therefore have been established and are reflected in the Company Balance Sheet. No Tax liens are currently in effect against any of the assets of the Company other than liens that arise by operation of law for Taxes not yet due and payable. There is not in effect any waiver by the Company of any statute of limitations with respect to any Taxes nor has the Company agreed to any extension of time for filing any Return that has not been filed. The Company has not consented to extend to a date later than the Agreement Date the period in which any Tax may be assessed or collected by any taxing agency or authority. The Company has complied (and until the Closing Date will comply) with all Applicable Law relating to the payment and withholding of Taxes (including withholding of taxes pursuant to Sections 1441, 1442, 1445 and 1446 of the Code or similar provisions under any foreign law), and has, within the time and in the manner prescribed by Applicable Law, withheld from employee wages and paid over to the proper taxing agencies and authorities all amounts required to be so withheld and paid over under all Applicable Law (including Federal Insurance Contribution Act, Medicare, Federal Unemployment Tax Act and relevant state income and employment tax withholding laws), including federal and state income Taxes, and has timely filed all withholding tax Returns. The Company is not a party to or bound by any tax sharing, tax indemnity, or tax allocation agreement nor does the Company have any liability or potential liability to another party under any such agreement. The Company has not filed any disclosures under Section 6662 of the Code or comparable provisions of state, local or foreign law to prevent the imposition of penalties with respect to any Tax reporting position taken on any Return. The Company has not consummated, has not participated in, and is not currently participating in any transaction which was or is a “tax shelter” transaction as defined in Sections 6662, 6011, 6012 or 6111 of the Code or the Treasury Regulations promulgated thereunder. The Company has never been a member of a consolidated, combined, unitary or aggregate group of which the Company was not the ultimate parent corporation. The Company has no liability for the Taxes of any Person (other than the Company) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law) as a transferee or successor, by contract or otherwise. Neither the Company nor any “dual resident corporation” (within the meaning of Section 1503(d) of the Code) in which either the Company is considered to hold an interest, has incurred a dual consolidated loss within the meaning of Section 1503 of the Code. The Company has in its possession official foreign government receipts for any Taxes paid by it to any foreign tax agencies and authorities. Other than adjustments caused by events occurring or elections made after the Effective Time, the Company has not been or will not be required to include any material adjustment in Taxable income for any Tax period (or portion thereof) ending after the Closing Date pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Effective Time. The Company has never filed any election under Section 341(f) of the Code. The Company is not a “personal holding company” within the meaning of the Code. The Company has never been a “United States real property holding corporation” within the meaning of Section 897 of the Code, and the Company has filed with the Internal Revenue Service all statements, if any, which are required under Section 1.897-2(h) of the Treasury Regulations. The Company has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code.

3.8 Company Financial Statements.

(a) Schedule 3.8(a) of the Company Disclosure Schedule includes the Company Financial Statements. The Company Financial Statements: (a) are derived from and are in accordance with the books and records of the Company; and (b) were prepared in accordance with GAAP (except as may be indicated in the notes thereto) and fairly present the financial condition of the Company at the dates therein indicated and the results of operations and cash flows of the Company for the periods therein specified (subject, in the case of unaudited interim period financial statements, to normal recurring year-end adjustments and accruals, which individually or in the aggregate will not be material in amount). The Company has no individual or series of related liabilities in excess of $50,000,, except for those (a) shown on the Company Balance Sheet or (b) that were incurred after the Balance Sheet Date in the ordinary course of the Company’s business consistent with its past practices. Schedule 3.8 of the Company Disclosure Schedule lists any liabilities incurred subsequent to the Balance Sheet Date not in the ordinary course.

(b) Schedule 3.8(b) of the Company Disclosure Schedule sets forth an accurate and complete aging of the Company’s accounts receivable as of October 31, 2005 in the aggregate and by customer, and indicates the amounts of allowances for doubtful accounts. Schedule 3.8(b) of the Company Disclosure Schedule sets forth such amounts of accounts receivable as of October 31, 2005 of the Company which are subject to asserted claims by customers as of the Balance Sheet Date, and a list of issued credit memoranda over $20,000 regarding asserted claims made within the last year, including the type and amounts of such claims. Except as otherwise specified in Schedule 3.8(b), all accounts receivable reflected on Schedule 3.8(b) have either been (i) collected in full prior to the Agreement Date or (ii) to the Company’s Knowledge, are collectible in full following the Agreement Date in the ordinary course of the Company’s Business.

3.9 Title to Properties. The Company has good and marketable title to all of its owned assets and owned properties (including those shown on the Company Balance Sheet) free and clear of all Encumbrances, other than Permitted Encumbrances. Such assets are sufficient for the operation of the Company Business. All owned assets and properties used in the operations of the Company Business are reflected on the Company Balance Sheet, except for assets which are fully depreciated or written down in value to less than $500 due to age or condition. All machinery, vehicles, equipment and other tangible personal property owned or leased by the Company or used in the Company Business which are material to its operations are in good and usable condition, except (i) for repair, normal wear and tear and (ii) such assets which are fully depreciated or written down in value due to age or condition. All leases of real or personal property to which the Company is a party are fully effective and afford the Company a valid leasehold possession of the real or personal property that is the subject of the lease. The Company does not own or have any other interest in any real property. Schedule 3.9 of the Company Disclosure Schedule sets forth a complete and accurate list and a brief description of all personal property owned by the Company with a net book value of $5,000 or greater as of October 31, 2005.

3.10 Absence of Certain Changes. Since October 31, 2005, the Company has operated its business in the ordinary course consistent with its past practices, and since such date there has not been with respect to the Company any:

(a) Material Adverse Change;

(b) amendment or change in its Certificate of Incorporation or Bylaws (or other comparable charter documents);

(c) incurrence, creation or assumption of (i) any Encumbrance on any of its assets or properties (other than Permitted Encumbrances), (ii) any Liability for borrowed money, or (iii) any Liability as a guarantor or surety with respect to the obligations of others;

(d) acceleration or release of any vesting condition to the right to exercise any option, warrant or other right to purchase or otherwise acquire any shares of its capital stock, or any acceleration or release of any right to repurchase shares of its capital stock upon the stockholder’s termination of employment or services with it or pursuant to any right of first refusal;

(e) payment or discharge of any Encumbrance on any of its assets or properties, or payment or discharge of any of its Liabilities, in each case that was not either shown on the Company Balance Sheet or incurred in the ordinary course of its business consistent with its past practices after the Balance Sheet Date in an amount not in excess of $25,000 for any single Liability to a particular creditor;

(f) purchase, license, sale, grant, assignment or other disposition or transfer, or any agreement or other arrangement for the purchase, license, sale, assignment or other disposition or transfer, of any of its assets (including Company IP Rights (as defined in Section 3.13(a)) and other intangible assets), properties or goodwill other than the sale or non-exclusive license of its products or services to its customers, distributors, OEM’s (original equipment manufacturer), VAR’s (value added reseller), or similar contracts, in the ordinary course of its business consistent with its past practices;

(g) material damage, destruction or loss of any material property or material asset, whether or not covered by insurance;

(h) declaration, setting aside or payment of any dividend on, or the making of any other distribution in respect of, its capital stock, or any split, combination or recapitalization of its capital stock or any direct or indirect redemption, purchase or other acquisition of any of its capital stock or any change in any rights, preferences, privileges or restrictions of any of its outstanding securities (other than repurchases of stock in accordance with the Company Stock Plan or applicable Contracts in connection with the termination of service of employees or other service providers);

(i) except as set forth on Schedule 3.10(i), change or increase in the compensation payable or to become payable to any of its officers, directors, employees or agents, or in any bonus (except as provided in the Company sales compensation program), pension, severance, retention, insurance or other benefit payment or arrangement (including stock awards, stock option grants, stock appreciation rights or stock option grants) made to or with any of such officers, directors, employees or agents;

(j) change with respect to its management, supervisory or other key personnel, any termination of employment of a material number of employees, or any labor dispute or claim of unfair labor practices;

(k) liability incurred by it to any of its officers, directors or stockholders, except for normal and customary compensation and expense allowances payable to officers in the ordinary course of its business consistent with its past practices;

(l) making by it of any loan, advance or capital contribution to, or any investment in, any of its officers, directors or stockholders or any firm or business enterprise in which any such person had a direct or indirect material interest at the time of such loan, advance, capital contribution or investment;

(m) entering into, amendment of, relinquishment, termination or nonrenewal by it of any Company Material Contract (or any other right or obligation) other than in the ordinary course of its business consistent with its past practices, any default by it under such Contract (or other right or obligation), or any written or, to the Company’s Knowledge, oral indication or assertion by the other party thereto of any material service level interruption or material default under the Company’s service level agreement with such party, or such other party’s desire to so amend, relinquish, terminate or not renew any such Company Material Contract (or other right or obligation);

(n) material change in the manner in which it extends discounts, credits or warranties to customers;

(o) entering into by it of any Contract that by its terms requires or contemplates a current and/or future financial commitment, expense (inclusive of overhead expense) or obligation on its part that involves in excess of $25,000 or that is not entered into in the ordinary course of its business consistent with its past practices, or the conduct of any business or operations other than in the ordinary course of its business consistent with its past practices;

(p) making or entering into any Contract with respect to any acquisition, sale or transfer of any material asset of the Company;

(q) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates or revenue recognition policies) other than changes necessitated by changes in GAAP, or any revaluation of any of its assets;

(r) any deferral of the payment of any accounts payable other than in the ordinary course of business, consistent with past practices, or any discount, accommodation or other concession made other than in the ordinary course of business, consistent with past practices, in order to accelerate or induce the collection of any receivable; or

(s) announcement of or any entry into any Contract to do any of the things described in the preceding clauses (a) through (r) (other than negotiations and agreements with PAR3 and its representatives regarding the transactions contemplated by this Agreement).

3.11 Contracts, Agreements, Arrangements, Commitments and Undertakings. Schedules 3.11(a)-(o) of the Company Disclosure Schedule set forth a list of each of the following Contracts to which the Company is a party or to which the Company or any of its assets or properties is bound:

(a) any Contract providing for payments (whether fixed, contingent or otherwise) (i) to it in an aggregate amount of $100,000 or more or (ii) by it in an aggregate amount of $50,000 or more per annum;

(b) any dealer, distributor, OEM (original equipment manufacturer), VAR (value added reseller), non-employee sales representative or similar Contract under which any third party is authorized to sell, sublicense, lease, distribute, market or take orders for any of its products, services or technology and to whom payments (whether fixed, contingent or otherwise) are payable by the Company in an aggregate amount of $100,000 or more;

(c) any Contract with a provision expressly providing for the payment of refunds, rebates, credits or chargebacks by the Company;

(d) any Contract providing for the development, in each case, by a third party of any software, content (including textual content and visual, photographic or graphics content), technology or intellectual property for (or for the benefit or use of) it, or providing for the purchase by or license to (or for the benefit or use of) it of any software, content (including textual content and visual, photographic or graphics content), technology or intellectual property, which software, content, technology or intellectual property is in any manner used or incorporated (or is in development by it to be used or incorporated) in connection with any aspect or element of any Company Product or Service of it;

(e) any joint venture or Contract forming a legal partnership;

(f) any Contract for or relating to the employment by it of any director, officer, employee or consultant or any other type of Contract with any of its officers, employees or consultants that is not immediately terminable by it without cost or other Liability, including any such contract requiring it to make a payment to any director, officer, employee or consultant on account of the Merger, any transaction contemplated by this Agreement or any such Contract that is entered into in connection with this Agreement;

(g) any indenture, mortgage, trust deed, promissory note, loan agreement, security agreement, guarantee or other Contract for or with respect to the borrowing of money, a line of credit, any currency exchange, commodities or other hedging arrangement, or a leasing transaction of a type required to be capitalized in accordance with GAAP;

(h) any Contract that restricts it from (1) soliciting or selling to any potential customer, (2) participating or competing in any line of business, market or geographic area, (3) freely setting prices for its products, services or technologies to potential customers (including most favored customer pricing provisions), except for price reduction clauses provide for in agreements by Company resellers with the U.S. Government General Services Administration (GSA), or (4) soliciting potential employees, consultants, contractors or other suppliers or customers;

(i) any Contract that grants any exclusive rights, rights of refusal, rights of first negotiation or similar rights to any Person;

(j) any Contract relating to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any shares of its capital stock or other securities or any options, warrants or other rights to purchase or otherwise acquire any such shares of capital stock, other securities or options, warrants or other rights therefor, except for those Contracts in substantially the form of the standard agreement evidencing incentive stock options or non-statutory stock options under the Company Stock Plan and the Contracts to be terminated pursuant to Section 7.2(h) hereof;

(k) any Contract with any labor union or any collective bargaining agreement or similar Contract with its employees;

(l) any Contract of guarantee, support, indemnification, assumption or endorsement of, or any similar commitment with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other Person, except for indemnification obligations made in the ordinary course in its Contracts with its customers, dealers, distributors, OEMs (original equipment manufacturers), VARs (value added resellers), licensors, suppliers, vendors or non-employee sales representatives;

(m) any Contract in which its officers, directors, employees or stockholders or any member of their immediate families have directly or indirectly a pecuniary interest (whether as a party or otherwise);

(n) any Contract pursuant to which it has acquired a business or entity, or substantially all of the assets of a business or entity, whether by way of merger, consolidation, purchase of stock, purchase of assets, license or otherwise; or

(o) any Contract other than those required by these subsections (a)-(n) of this Section 3.11 to be listed on Schedule 3.11 of the Company Disclosure Schedule described in subsections (a)-(n), that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Securities and Exchange Commission.

A true and complete copy of each agreement or document, including any amendments thereto, required by these subsections (a)-(o) of this Section 3.11 to be listed on Schedule 3.11 of the Company Disclosure Schedule has been delivered to PAR3. All Company Material Contracts are in written form.

3.12 No Default; No Restrictions.

(a) Each of the Company Material Contracts is in full force and effect. There exists no default or event of default or event, occurrence, condition or act, with respect to the Company or, to the Knowledge of the Company, with respect to any other contracting party, which, with the giving of notice or the lapse of time, would reasonably be expected to (i) become a material default or event of default under any Company Material Contract or (ii) give any third party (1) the right to declare a material default or exercise any remedy in law or equity as a result of a material default under any Company Material Contract, (2) the right to a material rebate, chargeback, refund, credit, penalty or change in written delivery schedule under any Company Material Contract, except for amounts which have been recognized as a deferred revenue on the Company Balance Sheet, (3) the right to accelerate the maturity or performance of any material obligation of the Company under any Company Material Contract, or (4) the right to cancel, terminate or material modify any Company Material Contract, other than as a result of the expiration of a term or the right to terminate for convenience under such Contract. The Company has not received any written, or, to the Company’s Knowledge, oral notice or other communication regarding any actual or possible violation or breach of or default under, or intention to cancel or modify in writing, any Company Material Contract. The Company has no obligations with respect to price reductions, automatic renewals or similar obligations under any contract with the U.S. General Services Administration.

(b) The Company is not a party to, and no asset or property of the Company is bound or affected by, any judgment, injunction, order or decree, that restricts or prohibits the Company or, following the Effective Time, will restrict or prohibit the Surviving Corporation or PAR3, from freely engaging in the Company Business or from competing anywhere in the world (including any judgments, injunctions, orders or decrees, restricting the geographic area in which the Company may sell, license, market, distribute or support any products or technology or provide services or restricting the markets, customers or industries that the Company may address in operating the Company Business or restricting the prices which the Company may charge for its products, technology or services (including most favored customer pricing provisions)), or includes any grants by the Company of exclusive rights or licenses, rights of refusal, rights of first negotiation or similar rights.

3.13 Intellectual Property.

(a) The Company owns or has the valid right or license to use all Intellectual Property used in any Company Product or Service (as defined in Section 3.13(c)) or otherwise used in the conduct of the Company Business (such Intellectual Property being hereinafter collectively referred to as the “Company IP Rights”). To the Company’s Knowledge, such Company IP Rights are sufficient for the conduct of the Company Business. As used in this Agreement, “Company-Owned IP Rights” means Company IP Rights that are owned by the Company; and “Company-Licensed IP Rights” means Company IP Rights that are licensed to the Company by a third party.

(b) Neither the execution, delivery and performance of this Agreement or the Company Ancillary Agreements nor the consummation of the Merger and the other transactions contemplated by this Agreement and/or by the Company Ancillary Agreements shall, in accordance with their terms: (i) constitute a material breach of or default under any instrument, license or other Contract governing any Company IP Right that is necessary for the conduct of the Company Business (collectively, the “Company IP Rights Agreements”); (ii) cause the forfeiture or termination of, or give rise to a right of forfeiture or termination of, any Company IP Right that is necessary for the conduct of the Company Business; or (iii) materially impair the right of the Company or the Surviving Corporation to use, make, market, license, sell, copy, distribute, or dispose of any Company IP Right that is necessary for the conduct of the Company Business or portion thereof. There are no royalties, honoraria, fees or other payments in excess of $10,000 per annum payable by the Company to any third person (other than salaries payable to employees and independent contractors not contingent on or related to use of their work product) as a result of the ownership, use, manufacture, marketing, license-in, sale, copying, distribution, or disposition of any Company IP Rights by the Company, and none shall become payable as a result of the consummation of the transactions contemplated by this Agreement.

(c) Schedule 3.13(c) of the Company Disclosure Schedule sets forth a list (by name and version number) of each of the products and services currently produced, manufactured, marketed, licensed, sold, furnished or distributed by the Company and each product and service currently under development by the Company (each a “Company Product or Service”, and collectively the “Company Products or Services”). Neither the operation of the Company Business nor the use, development, manufacture, marketing, license, sale, distribution or furnishing of any Company Product or Service currently used, developed, made, marketed, licensed, sold, distributed, or furnished by the Company (i) violates any license or other Contract between the Company and any third party, or (ii) to the Company’s Knowledge, infringes or misappropriates or will infringe or misappropriate, if used in effectively the same manner as currently used by the Company, any Intellectual Property right of any other party. Neither the use, development, manufacture, marketing, license, sale distribution or furnishing of any Company Product or Service currently under development by Company, (i) violates any Contract between Company and any third party, or (ii) to the Company’s Knowledge, infringes or misappropriates, or will infringe or misappropriate, if used in effectively the same manner as currently used by the Company, any Intellectual Property rights of any other party. There is no pending, or to the Knowledge of the Company, threatened, claim or litigation contesting the validity, ownership or right of the Company to use, develop, make, market, license, sell, distribute or furnish any Company IP Right or Company Product or Service, nor to the Knowledge of the Company is there any legitimate basis for any such claim, nor has the Company received any written notice asserting that any Company IP Right or the use, development, manufacture, marketing, licensing, sale, distribution, furnishing or disposition thereof conflicts with or infringes the rights of any other party, nor to the Knowledge of the Company is there any legitimate basis for any such assertion. The Company has not received any written notice from any third party notifying the Company of, or requesting that the Company enter into a license under, any third party patents. To the Company’s Knowledge, none of the Company-Owned IP Rights or Company Products or Services of the Company

is subject to any pending proceeding or outstanding order or stipulation (i) restricting in any manner the use, development, manufacture, marketing, licensing, sale, distribution, furnishing or disposition by the Company of any Company-Owned IP Rights, any Company Product or Service, or which may affect the validity, use or enforceability of any such Company-Owned IP Rights or Company Product or Service, or (ii) restricting the conduct of the Company Business in order to accommodate Intellectual Property rights of a third party.

(d) To the Company’s Knowledge, no current or former employee, consultant or independent contractor of the Company: (i) is in material violation of any term or covenant of any employment contract, patent disclosure agreement, invention assignment agreement, nondisclosure agreement, noncompetition agreement or any other Contract with any other party by virtue of such employee’s, consultant’s or independent contractor’s being employed by, or performing services for, the Company or using trade secrets or proprietary information of others without permission; or (ii) has developed any technology, software or other copyrightable, patentable or otherwise proprietary work for the Company used in the Company Products or Services or necessary for the conduct of the Company Business that is subject to any Contract under which such employee, consultant or independent contractor has assigned or otherwise granted to any third party any rights (including Intellectual Property) in or to such technology, software or other copyrightable, patentable or otherwise proprietary work. To the Company’s Knowledge, neither the employment of any employee of the Company, nor the use by the Company of the services of any consultant or independent contractor was in violation of any third party agreement (including for improperly soliciting such employee, consultant or independent contractor to work for the Company).

(e) The Company has taken commercially reasonable steps to protect the secrecy and confidentiality of Company IP Rights that are necessary for the conduct of the Company Business in order to preserve and maintain all the Company’s trade secrets in Company IP Rights that are necessary for the conduct of the Company Business. All current and former officers, employees, consultants and independent contractors of the Company having access to proprietary information of the Company, its customers or business partners and inventions owned by the Company have executed and delivered to the Company an agreement regarding the protection of such proprietary information and the assignment of inventions to the Company (in the case of proprietary information of the Company’s customers and business partners, to the extent required by such customers and business partners); and PAR3 has been provided access to all such agreements. The Company has secured valid written assignments from all of the Company’s current and former consultants, independent contractors and employees who were involved in, or who contributed to, the creation or development of any Company-Owned IP Rights, of the rights to such contributions that may be owned by such persons or that the Company does not already own by operation of law. No current or former employee, officer, director, consultant or independent contractor of the Company has any right, license, claim or interest whatsoever in or with respect to any Company-Owned IP Rights.

(f) Schedule 3.13(f) of the Company Disclosure Schedule contains a true and complete list of (i) all worldwide registrations made by or on behalf of the Company of any patents, copyrights, mask works, trademarks, service marks, Internet domain names or Internet or World Wide Web URLs or addresses with any Governmental Authority or quasi-governmental authority, including Internet domain name registries, (ii) all applications, registrations, filings and other formal written governmental actions made or taken pursuant to Applicable Law by the Company to secure, perfect or protect its interest in the Company-Owned IP Rights, including all patent applications, copyright applications, mask work applications and applications for registration of trademarks and service marks, and where applicable the jurisdiction in which each of the items of the Company-Owned IP Rights has been applied for, filed, issued or registered, and (iii) to the Company’s Knowledge, all inter-party proceedings or actions before any court or tribunal (including the United States Patent and Trademark Office) or equivalent authority anywhere else in the world) related to any of the Company-Owned IP Rights. The Company is the exclusive owner of all registered trademarks and, to the Knowledge of the Company, there exists no restriction to the use of such other trademarks or trade names used in connection with the operation or conduct of the Company Business, including for the sale, licensing, distribution or provision of any Company Products or Services by the Company.

(g) The Company owns all right, title and interest in and to all Company-Owned IP Rights free and clear of all Encumbrances (other than Permitted Encumbrances).

(h) None of the Company’s licenses or other Contracts grants any third party exclusive rights to or under any Company-Owned IP Rights. None of the Company’s end-user licenses grants any third party the right to sublicense any of such Company-Owned IP Rights. The Company has not transferred ownership of any Intellectual Property that is or was owned by the Company to any third party, or knowingly permitted Company-owned IP which had been registered with a Governmental Authority to lapse or enter the public domain (other than through the expiration of registered Intellectual Property at the end of its statutory term).

(i) Neither the Company nor any other party authorized to act on its behalf has disclosed or delivered to any party, or permitted the disclosure or delivery to any escrow agent or other party of, any Company Source Code (as defined below). To the Knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) shall, or would reasonably be expected to, result in the disclosure or delivery by the Company or any other party authorized to act on its behalf to any party of any Company Source Code. Schedule 3.13(i) of the Company Disclosure Schedule identifies each Contract pursuant to which the Company has deposited, or is or may be required to deposit, with an escrow agent or other party, any Company Source Code and further describes whether the execution of this Agreement or the consummation of the Merger or any of the other transactions contemplated by this Agreement, in and of itself, would reasonably be expected to result in the release from escrow of any Company Source Code. As used in this Section 3.13(i), “Company Source Code” means, collectively, any human readable software source code, or any material portion or aspect of the software source code, or any material proprietary information or algorithm contained in or relating to any software source code, that constitutes Company-Owned IP Rights or any other Company Product or Service marketed or currently proposed to be marketed by the Company.

(j) The Company has made available to PAR3 all Documentation relating to the testing of the Company Products or Services and plans and specifications for Company Products or Services currently under development by the Company. The Company has a policy and procedure for tracking material bugs, errors and defects of which it becomes aware in any Company Products or Services, and maintains a database covering the foregoing. For all software used by the Company in providing Company Products or Services, or in developing or making available any of the Company Products or Services, the Company has implemented any and all material security patches that to the Knowledge of the Company are generally available for that software.

(k) No government funding, facilities of a university, college, other educational institution or research center, or funding from third parties (other than funds received in consideration for Company Capital Stock or pursuant to instruments of indebtedness for borrowed money) was used in the development of the Company Products or Services. To the Knowledge of the Company, no current or former employee, individual consultant or individual independent contractor of the Company who was involved in, or who contributed to, the creation or development of any Company-Owned IP Rights has performed services for the government, for a university, college or other educational institution or for a research center during a period of time during which such employee, individual consultant or individual independent contractor was also performing services for the Company.

(l) The Company has not taken any actions that (i) incorporate any Public Software, in whole or in part, into any Company-Owned IP Right or any Company Product or Service or any portion thereof; (ii) use Public Software, in whole or in part, in the development of any part of any Company-Owned IP Right or any Company Product or Service or any portion thereof in a manner that may subject any Company-Owned IP Right or Company Product or Service, in whole or in part, to all or part of the license obligations of any Public Software; or (iii) combine or distribute any Company-Owned IP Right or any Company Product or Service with Public Software. As used herein, “Public Software” means software licensed pursuant to terms that directly or indirectly grant, or purport to grant, to any third party any rights or immunities under the Company-Owned IP or any Company Product or Service. Public Software includes, without limitation, any software that requires as a condition of use, modification, and/or distribution of such software that such software or other software incorporated into, derived from or distributed with such software be disclosed or distributed in source code form, licensed for the purpose of making derivative works, or redistributable at no charge and, by way of example, shall include, without limitation, software licensed under the GNU’s General Public License (GPL) or Lesser/Library GPL, the Mozilla Public License, the Netscape Public License, the Sun Community Source License, the Sun Industry Standards License, the BSD License, and the Apache License.

3.14 Compliance with Laws.

(a) The Company has complied in all respects, and is now in compliance, with all Applicable Law, except as would not cause a Material Adverse Effect.

(b) All Company Products and Services distributed or marketed by the Company have at all times made all material disclosures to users or customers required by Applicable Law, and none of such disclosures made or contained in any such materials have been inaccurate, misleading or deceptive in any material respect so as to cause a violation of Applicable Law.

(c) The Company holds all material permits, licenses and approvals from, and has made all material filings with, government (and quasi-governmental) agencies and authorities, that are necessary and/or legally required to be held by it to conduct the Company Business without any violation of Applicable Law (“Governmental Permits”), and all such Governmental Permits are valid and in full force and effect. The Company is not in receipt of any notice or other communication from any Governmental Authority regarding (i) any actual or possible violation of law or any Governmental Permit or any failure to comply with any term or requirement of any Governmental Permit or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Permit.

(d) Neither the Company nor any director, officer, agent or employee of the Company has, for or on behalf of the Company, (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity or (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended.

3.15 Certain Transactions and Agreements. To the Knowledge of the Company, none of the officers and directors of the Company (excluding any affiliated funds of such directors), nor any immediate family member of an officer or director of the Company, currently has a direct ownership interest of more than 2% of the equity ownership of any firm or corporation that competes with, or does business with, or has any contractual arrangement with, the Company. None of said officers, directors, or immediate family members, and no stockholder of the Company owning more than 1% of any class of Company Capital Stock is a party to, or otherwise directly or indirectly interested in any Company Material Contract.

3.16 Employees, ERISA and Other Compliance.

(a) The Company is in compliance in all material respects with all Applicable Law and Contracts relating to employment, employment practices, immigration, wages, hours, and terms and conditions of employment, including employee compensation matters, and has correctly classified employees as exempt employees and nonexempt employees under the Fair Labor Standards Act. A complete list of all employees, officers and consultants of the Company and their current title and/or job description and compensation (base compensation and bonuses) is set forth on Schedule 3.16(a) of the Company Disclosure Schedule. To the Knowledge of the Company, all employees of the Company are legally permitted to be employed by the Company in the jurisdiction in which such employee is employed in their current job capacities for the maximum period allowed under Applicable Law. All U.S.-based independent contractors providing services to the Company have been properly classified as independent contractors for purposes of federal and applicable state tax laws, laws applicable to employee benefits and other Applicable Law. The Company does not have any employment or consulting Contracts currently in effect that are not terminable at will (other than agreements with the sole purpose of providing for the confidentiality of proprietary information or assignment of inventions).

(b) To the Knowledge of the Company, the Company is not now, nor has ever been, subject to a union organizing effort. The Company is not is subject to any collective bargaining agreement with respect to any of its employees, subject to any other Contract with any trade or labor union, employees’ association or similar organization, and subject to any current labor disputes.

(c) The Company has no Knowledge, without inquiry, of any facts indicating that as a result of the consummation of the Transactions, including the Merger, that any of its key employees (other than those listed on Exhibit A) intends to leave the Company’s employ.

(d) The Company has no pension plan which constitutes, or has since the enactment of ERISA, constituted, a “multi-employer plan” as defined in Section 3(37) of ERISA or a “multiple employer plan” as defined in Section 413(c) of the Code. No pension plan of the Company is subject to Title IV of ERISA.

(e) Schedule 3.16(e) of the Company Disclosure Schedule lists each employment, consulting, severance or other similar Contract, each “employee benefit plan” as defined in Section 3(3) of ERISA and each plan or arrangement (written or oral) providing for insurance coverage (including any self-insured arrangements that are clearly identified as such), workers’ benefits, vacation benefits, severance benefits, disability benefits, death benefits, hospitalization benefits, retirement benefits, deferred compensation, profit-sharing, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits for employees, consultants or directors that is entered into, maintained or contributed to by the Company or any ERISA Affiliate and covers any employee or former employee of the Company. Such Contracts, plans and arrangements as are described in this Section 3.16(e) are hereinafter collectively referred to as “Company Benefit Arrangements.”

(f) Each Company Benefit Arrangement has been maintained in compliance in all material respects with its terms and with the requirements prescribed by any and all Applicable Law that is applicable to such Company Benefit Arrangement. No such Company Benefit Arrangement is an “employee pension benefit plan” as defined in Section 3(2) of ERISA that is intended to qualify under Section 401(a) of the Code, nor has the Company ever maintained any Company Benefit Arrangement under Section 401(a) of the Code. No Company Benefit Arrangement shall be subject to any surrender fees or services fees upon termination other than the normal and reasonable administrative fees associated with the termination of benefit plans.

(g) The Company has timely filed and delivered or made available to PAR3 and its legal counsel the three most recent annual reports (Form 5500) and all schedules attached thereto for each Company Benefit Arrangement that is subject to ERISA and Code reporting requirements, and all material communications with participants, the IRS, the U.S. Department of Labor (“DOL”), or any other Governmental Authority, administrators, trustees, beneficiaries and alternate payees relating to any Company Benefit Arrangement.

(h) No suit, administrative proceeding, action or other litigation has been brought, or to the Knowledge of the Company is threatened in writing against or with respect to any Company Benefit Arrangement (other than claims for benefits under such Company Benefit Arrangement which are routine and uncontested), including any audit or inquiry by the IRS or the DOL. The Company has never been a participant in any “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code with respect to any employee pension benefit plan (as defined in Section 3(2) of ERISA) that the Company sponsors as employer or in which the Company participates as an employer which was not otherwise exempt pursuant to Section 408 of ERISA (including any individual exemption granted under Section 408(a) of ERISA) or that would be reasonably likely to result in an excise tax under the Code or the assessment of a civil penalty under Section 502(i) or ERISA.

(i) All contributions due from the Company with respect to any of the Company Benefit Arrangements have been made or have been accrued on the Company’s financial statements (including the Company Financial Statements), and no further contributions shall be due or shall have accrued thereunder as of the Closing Date (other than contributions accrued in the ordinary course of business, consistent with past practices, after the Balance Sheet Date as a result of the operations of the Company after the Balance Sheet Date). All claims as of the Closing Date made under any self-insured Company Benefit Arrangement that is an “employee welfare benefit plan” as defined in Section 3(1) of ERISA have been paid or, if not paid, will be paid by the Company.

(j) All individuals who, pursuant to the terms of any Company Benefit Arrangement, are entitled to participate in any Company Benefit Arrangement, are currently participating in such Company Benefit Arrangement or have been offered an opportunity to do so and have declined in writing.

(k) The Company shall not have any material Liability to any employee or to any organization or any other entity as a result of the termination of any employee leasing arrangement.

(l) There has been no amendment to, written interpretation or announcement (whether or not written) by the Company relating to, or change in employee participation or coverage under, any Company Benefit Arrangement that would increase materially the expense of maintaining such Company Benefit Arrangement above the level of the expense incurred in respect thereof during the calendar year 2004 (other than increased insurance premiums), except any such amendments that are required under Applicable Law.

(m) Each Company Benefit Arrangement, to the extent applicable, is in compliance, in all material respects, with the continuation coverage requirements of Section 4980B of the Code, Sections 601 through 608 of ERISA, the Americans with Disabilities Act of 1990, as amended, and the regulations thereunder, the Health Insurance Portability and Accountability Act of 1996, as amended, the Women’s Health and Cancer Rights Act of 1998, and the Family Medical Leave Act of 1993, as amended, and the regulations thereunder, as such requirements affect the Company and its employees. There are no outstanding, uncorrected violations under the Consolidation Omnibus Budget Reconciliation Act of 1985, as amended, (“COBRA”), with respect to any of the Company Benefit Arrangements, covered employees or qualified beneficiaries that would result in a Material Adverse Effect on the Company or PAR3.

(n) (i) No benefit payable or that may become payable by the Company pursuant to any Company Benefit Arrangement or as a result of, in connection with or arising under this Agreement or the Certificate of Merger shall constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code) that is subject to the imposition of an excise tax under Section 4999 of the Code or that would not be deductible by reason of Section 280G of the Code.

(ii) Unless otherwise indicated in Schedule 3.16(n)(ii) of the Company Disclosure Schedule, the Company is not a party to any: (A) Contract with any executive officer or other key employee thereof (x) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company in the nature of the Merger or any of the other transactions contemplated by this Agreement or any Company Ancillary Agreement, (y) providing any term of employment or compensation guarantee, or (z) providing severance benefits or other benefits after the termination of employment of such employee regardless of the reason for such termination of employment other than as required by COBRA (or similar state laws), vacation pay cash-outs or other arrangements governed by ERISA; or (B) Contract or plan, including any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which shall be increased, or the vesting of benefits of which shall be accelerated, by the occurrence of the Merger or any of the other transactions contemplated by this Agreement, or any event subsequent to the Merger such as the termination of employment of any person, or the value of any of the benefits of which shall be calculated on the basis of any of the transactions contemplated by this Agreement. The Company has no obligation to pay any material amount or provide any material benefit to any former employee or officer, other than obligations (A) for which the Company has established a reserve for such amount on the Company Balance Sheet and (B) pursuant to Contracts entered into after the Balance Sheet Date and disclosed on Schedule 3.16(n)(ii) of the Company Disclosure Schedule.

(o) To the Company’s Knowledge, no employee or US-based consultant of the Company is in material violation of (i) any term of any employment or consulting Contract or (ii) any term of any other Contract or any restrictive covenant relating to the right of any such employee or consultant to be employed by the Company or to use trade secrets or proprietary information of others. To the Company’s Knowledge, the employment of any employee or consultant by the Company does not subject it to any liability to any third party other than liabilities with respect to employer payroll tax and employee tax withholding.

(p) The Company has not established any compensation and benefit plan that is maintained or is required to be maintained or contributed to by the law or applicable custom or rule of the relevant jurisdiction, outside of the United States.

(q) In the past two years, there has been no “mass layoff,” “employment loss,” or “plant closing” as defined by the Workers Adjustment and Retraining Notification Act (the “WARN Act”) in respect of the Company.

3.17 Corporate Documents. The Company has delivered or made available to PAR3 for examination all documents listed in the Company Disclosure Schedule (including any Schedule thereto) or in any other exhibit or schedule called for by this Agreement, including the following: (a) copies of the Amended and Restated Certificate of Incorporation and Bylaws (or other comparable charter documents), each as currently in effect, of the Company; (b) the minute books containing all records of all proceedings, consents, actions and meetings of the Board of Directors and any committees thereof and stockholders of the Company; (c) the stock ledger and option ledger and journal reflecting all stock issuances and transfers and all grants of options relating to the Company; and (d) all permits, orders and consents issued by, and filings by the Company with, any regulatory agency with respect to the Company, or any securities of the Company, and all applications for such permits, orders and consents.

3.18 Transaction Expenses. Neither the Company nor any Affiliate of the Company is obligated for the payment of any fees or expenses of any investment banker, broker, finder or similar party in connection with the origin, negotiation or execution of this Agreement or in connection with the Transactions, including the Merger, other than as set forth on Schedule 3.18. The legal and accounting advisors, and any other persons, to whom the Company currently expects to owe fees and expenses that will constitute Transaction Expenses are set forth on Schedule 3.18, and other than the Transaction Expenses set forth on Schedule 3.18, there are no Transaction Expenses.

3.19 Books and Records.

(a) The books, records and accounts of the Company (i) are in all material respects true, complete and correct, (ii) have been maintained in accordance with good business practices on a basis consistent with prior years, and (iii) accurately and fairly reflect the basis for the Company Financial Statements.

(b) The Company has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary (1) to permit preparation of financial statements and (2) to maintain accountability for assets; and (iii) the amount recorded for assets on the Company’s books and records is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

3.20 Insurance. The Company maintains the policies of insurance and bonds set forth in Schedule 3.20 of the Company Disclosure Schedule, including all legally required workers’ compensation and other insurance. Schedule 3.20 sets forth the name of the insurer under each such policy and bond, the type of policy or bond, and the coverage amount and any applicable deductible. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been timely paid, and the Company is otherwise in compliance with the terms of such policies and bonds. All such policies and bonds remain in full force and effect, and the Company has no Knowledge of any threatened termination of, or material premium increase with respect to, any of such policies or bonds. The Company has delivered to PAR3 correct and complete copies of all such policies of insurance and bonds issued at the request or for the benefit of the Company.

3.21 Environmental Matters.

(a) The Company and its predecessors and Affiliates are in material compliance with all Environmental Laws (as defined below), which compliance includes the possession by the Company of all material permits and other governmental authorizations required under Environmental Laws and compliance with the terms and conditions thereof. The Company has not received any written notice or other written communication, whether from a Governmental Authority, citizens groups, employee or otherwise, that alleges that the Company is not in compliance with any Environmental Law, and to the Knowledge of the Company, there are no circumstances that may prevent or interfere with the compliance by the Company with any current Environmental Law in the future. To the Knowledge of the Company, no current or prior owner of any property leased or possessed by the Company has received any written notice or other written communication, whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that such current or prior owner or the Company is not in compliance with any Environmental Law. All Governmental Permits held by the Company pursuant to any Environmental Law (if any) are identified in Schedule 3.21 of the Company Disclosure Schedule.

(b) For purposes of this Section 3.21: (i) “Environmental Law” means any federal, state or local statute, law, regulation or other legal requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern; and (ii) “Materials of Environmental Concern” include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is currently regulated by an Environmental Law or that is otherwise a danger to health, reproduction or the environment.

3.22 No Existing Discussions. Neither the Company nor, to the Knowledge of the Company, any director, officer, Affiliate or agent of the Company is engaged in any discussions or negotiations regarding, or furnishing to any person any information with respect to, or otherwise cooperating with, facilitating or encouraging any effort or attempt by any person to do or seek an Alternative Transaction.

3.23 Customers. The Company has no outstanding material disputes concerning any Company Product or Service with any customer or distributor who was a source of revenue to the Company equal to or exceeding $50,000 per annum, based on amounts paid or payable in the ten months ended October 31, 2005 (each, a “Company Significant Customer”). Since January 1, 2005, the Company has not received any written or, to the Company’s Knowledge, oral notice from any Company Significant Customer that such customer shall not continue as a customer of the Company or that such customer intends to terminate or materially modify existing Contracts with the Company (or the Surviving Corporation or PAR3) or that such customer refuses to make payments for services rendered.

3.24 Disclosure. This Agreement (including its exhibits and schedules and the Company Disclosure Schedule) does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which such statements were made, not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PAR 3 AND MERGER SUB

Subject to the exceptions set forth in the numbered or lettered section of the PAR3 Disclosure Schedule, PAR3 and Merger Sub represent and warrant to the Company that the statements contained in this Article IV are true and correct on and as of the date of this Agreement and shall be true and correct at all times until the Closing Date:

4.1 Organization and Good Standing. PAR3 is a corporation duly organized and validly existing under the laws of the State of Washington and has the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as presently proposed to be conducted. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of PAR3 and Merger Sub is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not individually or in the aggregate be material to PAR3’s or Merger Sub’s ability to consummate the Transactions, including the Merger, or to perform their respective obligations under this Agreement, the PAR3 Ancillary Agreements and the Merger Sub Ancillary Agreements. PAR3 has made available to the Company true and complete copies of the currently effective Articles of Incorporation and Bylaws of PAR3 and Merger Sub, each as amended to date. Neither PAR3 nor Merger Sub is in violation of its respective Articles of Incorporation, Certificate of Incorporation or Bylaws, each as amended to date. Except for the Merger Sub, PAR3 does not have any Subsidiaries or any equity or ownership interest (or any interest convertible or exchangeable or exercisable for, any equity or ownership interest), whether direct or indirect, in any Person. PAR3 is not obligated to make nor is it bound by any agreement or obligation to make any investment in or capital contribution in or on behalf of any other Person.

4.2 Power, Authorization and Validity.

(a) Power and Authority. PAR3 has all requisite corporate power and authority to enter into, execute, deliver and perform its obligations under this Agreement and each of the PAR3 Ancillary Agreements and to consummate the Merger and, to the extent applicable, the other Transactions. The execution, delivery and performance by PAR3 of this Agreement, each of the PAR3 Ancillary Agreements and all other agreements, transactions and actions contemplated hereby or thereby, including the Amended and Restated Articles of Incorporation of PAR3 Communications, Inc. (the “PAR3 Restated Articles”) in the form attached hereto as Exhibit F and the issuance of the shares of Series C-1 Preferred Stock in the Merger pursuant to the terms of this Agreement, have been duly and validly approved and authorized by all necessary corporate action on the part of PAR3, including any required shareholder action. Merger Sub has all requisite corporate power and authority to enter into, execute, deliver and perform its obligations under this Agreement and each of the Merger Sub Ancillary Agreements and to consummate the Transactions, including the Merger. The execution, delivery and performance by Merger Sub of this Agreement, each of the Merger Sub Ancillary Agreements and all other agreements, transactions and actions contemplated hereby or thereby have been duly and validly approved and authorized by all necessary corporate action on the part of Merger Sub.

(b) No Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority, or any other Person, governmental or otherwise, is necessary or required to be made or obtained by PAR3 or Merger Sub to enable PAR3 and Merger Sub to lawfully execute and deliver, enter into, and perform its obligations under this Agreement, each of the PAR3 Ancillary Agreements and each of the Merger Sub Ancillary Agreements or to consummate the Transactions, including the Merger, except for (A) the receipt of the required PAR3 shareholder approvals, which have been obtained prior to the date hereof, (B) the filing of the PAR3 Restated Articles with the Secretary of State of the State of Washington and (C) such consents, approvals, orders, authorizations, registrations, declarations and filings, if any, that if not made or obtained by PAR3 or Merger Sub would not be material to PAR3’s or Merger Sub’s ability to consummate the Transactions, including the Merger, or to perform their respective obligations under this Agreement, the PAR3 Ancillary Agreements and the Merger Sub Ancillary Agreements.

(c) Enforceability. This Agreement has been duly executed and delivered by PAR3 and Merger Sub. This Agreement and each of the PAR3 Ancillary Agreements are, or when executed by PAR3 shall be, valid and binding obligations of PAR3, enforceable against PAR3 in accordance with their respective terms, subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors generally and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies. This Agreement and each of the Merger Sub Ancillary Agreements are, or when executed by Merger Sub shall be, valid and binding obligations of Merger Sub, enforceable against Merger Sub in accordance with their respective terms, subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors generally and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

4.3 No Violation. Neither the execution and delivery of this Agreement, any of the PAR3 Ancillary Agreements or any of the Merger Sub Ancillary Agreements by PAR3 or Merger Sub, nor the consummation of the Transactions, including the Merger, shall conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach, impairment or violation of, or constitute a default under: (a) any provision of their respective Articles of Incorporation or Bylaws of PAR3, each as currently in effect; (b) any Applicable Law applicable to PAR3, Merger Sub or any of their respective material assets or properties; or (c) any Contract to which PAR3 or Merger Sub is a party, or by which PAR3 or Merger Sub or any of their respective material assets or properties are bound, except in the cases of clauses (b) and (c) where such conflict, termination, breach, impairment, violation or default would not reasonably be expected to have a Material Adverse Effect on PAR3 or be material to PAR3’s or Merger Sub’s ability to consummate the Transactions, including the Merger, or to perform their respective obligations under this Agreement, the PAR3 Ancillary Agreements and the Merger Sub Ancillary Agreements.

4.4 Interim Operations of Merger Sub. Merger Sub was formed by PAR3 solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement. Merger Sub has no liabilities and, except for a subscription agreement pursuant to which all of its authorized capital stock was issued to PAR3, is not a party to any agreement other than this Agreement and agreements with respect to the appointment of registered agents and similar matters.

4.5 Capitalization. The authorized capital stock of PAR3 consists of 120,000,000 shares of PAR3 Common Stock, 10,500,000 shares of Series A preferred stock, par value $0.001 per share, 16,500,000 shares of Series B preferred stock, par value $0.001 and 60,000,000 shares of Series C preferred stock, par value $0.001. As of the Agreement Date, (A) 9,307,347 shares of PAR3 Common Stock, 9,865,003 shares of Series A preferred stock, 16,314,323 shares of Series B preferred stock, and 55,988,951 shares of Series C preferred stock, were issued and outstanding. As of the Agreement Date, 15,606,417 shares of PAR3 Common Stock are reserved for future issuance pursuant to outstanding options and 149,376 shares of PAR3 Common Stock, 90,517 shares of Series A preferred stock, 35,688 shares of Series B preferred stock and 746,518 shares of Series C preferred stock are reserved for issuance pursuant to outstanding warrants, and except for such options and warrants and the conversion rights of the PAR3 preferred stock, there are no stock appreciation rights, options, warrants, calls, rights, commitments, conversion privileges or preemptive or other rights or Contracts outstanding to purchase or otherwise acquire any shares of PAR3 preferred stock or common stock or any securities or debt convertible into or exchangeable for PAR3 preferred stock or common stock or obligating PAR3 to grant, extend or enter into any such option, warrant, call, right, commitment, conversion privilege or preemptive or other right or Contract. Except under for the PAR3 Investor Agreements, there are no voting agreements, registration rights, rights of first refusal, preemptive rights, co-sale rights or other restrictions applicable to any outstanding securities of the Company. PAR3 holds no treasury shares. All issued and outstanding shares of PAR3 Capital Stock have been duly authorized and validly issued, are fully paid and nonassessable, were not issued in violation of and, are not subject to any right of rescission, right of first refusal or preemptive right, and have been offered, issued, sold and delivered by PAR3 in compliance with all requirements of Applicable Law and all requirements set forth in applicable Contracts. There is no Liability for dividends accrued and unpaid by the Company. Schedule 4.5 of the PAR3 Disclosure Schedule sets forth (A) the names of all the holders of PAR3 Preferred Stock and warrants; (B) the number and kind of shares of PAR3 capital stock held by such holders, and the ownership percentage such shares represent, and (C) the aggregate number of shares of PAR3 Common Stock outstanding.

4.6 Financial Statements. Schedule 4.6 of the PAR3 Disclosure Schedule includes the PAR3 Financial Statements. The PAR3 Financial Statements: (a) are derived from and are in accordance with the books and records of PAR3; and (b) were prepared in accordance with GAAP (except as may be indicated in the notes thereto) and fairly present the financial condition of PAR3 at the dates therein indicated and the results of operations and cash flows of PAR3 for the periods therein specified (subject, in the case of unaudited interim period financial statements, to normal recurring year-end adjustments, none of which individually or in the aggregate will be material in amount). PAR3 has no material liabilities, and to its Knowledge no contingent liabilities, except for those (a) shown on most recent balance sheet in the PAR3 Financial Statements and (b) that were incurred after the Balance Sheet Date in the ordinary course of PAR3’s business consistent with its past practices. Schedule 4.6 of the PAR3 Disclosure Schedule lists any liabilities incurred subsequent to the Balance Sheet Date not in the ordinary course of business.

4.7 Compliance with Laws; Customers.

(a) PAR3 has complied in all material respects and is now in material compliance with all Applicable Law. All materials, products and services distributed or marketed by the PAR3 have at all times made all material disclosures to users or customers required by Applicable Law. PAR3 is not in receipt of any notice or other communication from any Governmental Authority regarding (i) any actual or possible violation of law or any Governmental Permit or any failure to comply with any term or requirement of any Governmental Permit or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Permit.

(b) PAR3 has no material disputes with and is not in material default under any Contract with any PAR3 Significant Customer. PAR3 has no Knowledge of any material dissatisfaction on the part of any PAR3 Significant Customer or that such customer intends to terminate or materially modify its existing Contract with PAR3.

4.8 Absence of Changes. Between January 1, 2005 and the Agreement Date, there has not been any event that has had a Material Adverse Effect on PAR3.

4.9 Valid Issuance. The PAR3 Series C-1 Preferred Stock to be issued in the Merger will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable. The shares of PAR3 Common Stock issuable upon conversion of the PAR3 Series C-1 Preferred Stock have been duly and validly reserved for issuance.

4.10 Litigation. There is no action, suit, arbitration, mediation, proceeding, claim or investigation pending against PAR3 (or against any officer, director, employee or agent of PAR3 in their capacity as such or relating to their employment, services or contractual relationship with PAR3) before any Governmental Authority, arbitrator or mediator, nor, to the Knowledge of PAR3, has any such action, suit, arbitration, mediation, proceeding, claim or investigation been threatened. There is no judgment, decree, injunction, rule or order of any Governmental Authority, arbitrator or mediator outstanding against PAR3. To PAR3’s Knowledge, there is no basis for any person to assert a claim against PAR3 based upon PAR3’s entering into this Agreement or any PAR3 Ancillary Agreement or consummating the Transactions, including the Merger. PAR3 has no action, suit, arbitration, mediation, proceeding, claim or investigation pending against any Governmental Authority or other Person.

4.11 Taxes. PAR3 has filed all Returns as required by Applicable Law. These Returns are true and correct in all material respects. PAR3 has timely paid all Taxes required to be paid by it for which payment was due, except in any such case as would not have a Material Adverse Effect on PAR3.

4.12 Books and Records.

(a) The books, records and accounts of PAR3 (i) are in all material respects true, complete and correct, (ii) have been maintained in accordance with good business practices on a basis consistent with prior years, and (iii) accurately and fairly reflect the basis for PAR3 Financial Statements.

(b) The Company has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary (1) to permit preparation of financial statements and (2) to maintain accountability for assets; and (iii) the amount recorded for assets on PAR3’s books and records is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

4.13 Title to Properties. PAR3 owns outright, leases, or otherwise has the right to use as required in its business, all of its tangible assets and equipment, and has good and marketable title to all such assets and equipment that are owned outright, free and clear of any Encumbrances, except for Permitted Encumbrances and liens which are being contested in good faith and by appropriate proceedings and for which adequate reserves have been set aside on the books of the Company. Such assets are sufficient for the operation of the PAR3 Business.

4.14 Disclosure. This Agreement (including its exhibits and schedules and the Company Disclosure Schedule) does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which such statements were made, not misleading.

4.15 Reorganization Treatment.

(a) PAR3 has no current plan or intent following the Merger, to cause the Surviving Corporation or one or more members of PAR3’s qualified group (as defined in Treasury Regulation §1.368-1(d)(4)(ii)) to fail to either continue the historic business of the Company or use a significant portion of the Company’s historic business assets in a business.

(b) Neither PAR3, nor any corporation that is related to PAR3 within the meaning of Treasury Regulation §1.368-1(e)(3) (a “PAR3 Affiliate”), nor any partnership in which PAR3 or any PAR3

Affiliate is a partner, has acquired or will acquire any shares of Company stock in contemplation of the Merger or during the period beginning with the commencement of negotiations (whether formal or informal) regarding the Merger and ending at the Effective Date, other than pursuant to the Merger and other transactions contemplated by the Merger Agreement.

(c) PAR3 has no plan or intention to reacquire any of its stock issued in the Merger. No PAR3 Affiliate and no partnership in which PAR3 or a PAR3 Affiliate is a partner has a plan or intention to acquire any of the PAR3 stock issued in the Merger.

(d) Following the Merger, the Surviving Corporation has no plan or intention to issue additional shares of its stock or take any other action that would result in PAR3 losing Control of the Surviving Corporation. “Control” means direct ownership of stock possessing at least eighty percent of the total combined voting power of all classes of stock entitled to vote and at least eighty percent of the total number of shares of each other class of stock of the corporation, and a person is not considered to own voting stock if a third party, other than an agent of such person, has the right to vote or control the voting of such stock.

(e) Except for transfers of stock and assets permitted to be made under Treasury Regulations Section 1.368-2(k) without disqualifying an otherwise qualified reorganization, PAR3 has no plan or intention to liquidate the Surviving Corporation (other than pursuant to a merger of the Surviving Corporation with and into PAR3), to merge the Surviving Corporation with and into another corporation (other than PAR3), to sell or otherwise dispose of the stock of the Surviving Corporation, or to cause or permit the Surviving Corporation to sell or otherwise dispose of any of the assets of the Company acquired in the Merger, other than in the ordinary course of business.

(f) Neither PAR3 nor Merger Sub is an “investment company” within the meaning of Section 368(a)(2)(F)(iii) and (iv) of the Code.

ARTICLE V

COMPANY COVENANTS

During the time period from the Agreement Date until the earlier to occur of (a) the Effective Time or (b) the termination of this Agreement in accordance with the provisions of Article VIII, the Company covenants and agrees with PAR3 as follows:

5.1 Advice of Changes. The Company shall promptly advise PAR3 in writing of (a) any event occurring subsequent to the Agreement Date that would render any representation or warranty of the Company contained in Article III untrue or inaccurate such that the condition set forth in Section 7.2 would not be satisfied, (b) any breach of any covenant or obligation of the Company pursuant to this Agreement or any Company Ancillary Agreement such that the condition set forth in Section 7.2 would not be satisfied, or (c) any change, event, circumstance, condition or effect that would result in a Material Adverse Effect on the Company or cause any of the conditions set forth in Section 7.2 not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 5.1 shall not be deemed to amend or supplement the Company Disclosure Schedule.

5.2 Maintenance of Business.

(a) The Company shall use its commercially reasonable efforts to carry on and preserve the Company Business and its business relationships with customers, advertisers, suppliers, employees and others with whom the Company has contractual relations. If the Company becomes aware of any deterioration in the relationship with any customer, key advertiser, key supplier or key employee, it shall promptly bring such information to PAR3’s attention in writing and, if requested by PAR3, shall exert commercially reasonable efforts to promptly restore the relationship, provided, however, in the case of key employees, without the provision or grant of additional consideration by the Company.

(b) The Company shall (i) pay all of its debts and taxes when due, subject to good faith disputes over such debts or taxes and (ii) pay or perform its other Liabilities consistent with past practices.

(c) The Company shall use its commercially reasonable efforts to assure that each of its Contracts entered into after the Agreement Date will not require the procurement of any consent, waiver or novation (except in the case of a contract with or through a governmental agency) or provide for any material change in the obligations of any party in connection with, or terminate as a result of the consummation of, the Merger.

5.3 Conduct of Business. The Company shall continue to conduct the Company Business in the ordinary and usual course consistent with its past practices, and the Company shall not without PAR3’s prior written consent:

(a) incur any indebtedness for borrowed money in excess of $100,000 or guarantee any such indebtedness of another Person or issue or sell any debt securities or guarantee any debt securities of another Person;

(b)(i) lend any money, other than reasonable and normal advances to or credit card charges by employees for bona fide expenses that are incurred in the ordinary course of business consistent with its past practices, (ii) make any investments in or capital contributions to, any Person, (iii) forgive or discharge in whole or in part any outstanding loans or advances, or (iv) prepay any indebtedness;

(c) enter into any Company Material Contract, violate, terminate, amend or otherwise modify or waive any of the material terms of any Company Material Contract, or enter into any material transaction, in each case except in the ordinary course of business consistent with its past practices;

(d) place or allow the creation of any Encumbrance (other than a Permitted Encumbrance) on any of its assets or properties;

(e) sell, lease, license, transfer or dispose of any assets material to the Company Business (except for sales or licenses of products in the ordinary course of business consistent with its past practices);

(f)(i) except as disclosed in Schedule 5.3(f), pay any bonus, increased salary, severance or special remuneration to any officer, director, employee or consultant (except as provided in the Company sales compensation program), (ii) amend or enter into any employment or consulting Contract with any such person, or (iii) adopt or amend any employee or compensation benefit plan, including any stock purchase, stock issuance or stock option plan, or amend any compensation, benefit, entitlement, grant or award provided or made under any such plan (except in each case as required under ERISA or as necessary to maintain the qualified status of such plan under the Code);

(g) change any of its accounting methods, except as may be required by GAAP or Applicable Law;

(h) declare, set aside or pay any cash or stock dividend or other distribution (whether in cash, stock or property) in respect of its capital stock, or redeem, repurchase or otherwise acquire any of its capital stock or other securities (except for the repurchase of stock from its employees, directors, consultants or contractors in connection with the termination of their services at the original purchase price of such stock), or pay or distribute any cash or property to any of its stockholders or securityholders or make any other cash payment to any of its stockholders or securityholders;

(i) issue, sell, create or authorize any shares of its capital stock of any class or series or any other of its securities, or issue, grant or create any warrants, obligations, subscriptions, options, convertible securities, or other commitments to issue shares of its capital stock or any securities that are potentially exchangeable for, or convertible into, shares of its capital stock, other than the issuance of shares of Company Common Stock pursuant to the exercise of Company Options or issuance of Company Capital Stock upon exercise of Company Warrants outstanding on the Agreement Date, except as contemplated by this Agreement;

(j) subdivide, split, combine or reverse split the outstanding shares of its capital stock of any class or series or enter into any recapitalization affecting the number of outstanding shares of its capital stock of any class or series or affecting any other of its securities;

(k) merge, consolidate or reorganize with, acquire, or enter into any other business combination with any corporation, partnership, limited liability company or any other entity (other than PAR3 or Merger Sub), acquire a substantial portion of the assets of any such entity, or enter into any negotiations, discussions or agreement for such purpose;

(l) amend its Amended and Restated Certificate of Incorporation or Bylaws or other comparable charter documents;

(m) license any of its technology or Intellectual Property, except for licenses under its customer, dealer, distributor, OEM (original equipment manufacturer), VAR (value added reseller), sales representative or similar Contracts made in the ordinary course of business consistent with its past practices pursuant to any Contract providing for payments in an aggregate amount of $50,000 or less, provided that under no circumstances shall the Company enter into any software escrow or similar agreement or arrangement), or acquire any Intellectual Property (or any license thereto) from any third party (other than shrink wrap and other licenses of software generally available to the public at a per copy license fee of less than $1,000 per copy);

(n) materially change any insurance coverage;

(o)(i) agree to any audit assessment by any taxing authority, (ii) file any Return or amendment to any Return unless copies of such Return or amendment have first been delivered to PAR3 for its review at a reasonable time prior to filing, (iii) except as required by applicable law, make or change any material election in respect of taxes or adopt or change any material accounting method in respect of taxes, or (iv) enter into any closing agreement, settle any claim or assessment in respect of taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of taxes;

(p) modify or change the exercise or conversion rights or exercise or purchase prices of any of its capital stock, any of its stock options, warrants or other securities, or accelerate or otherwise modify (i) the right to exercise any option, warrant or other right to purchase any of its capital stock or other securities (except for the amendment to the Series E Warrants contemplated by Section 5.6(b), or (ii) the vesting or release of any shares of its capital stock or other securities from any repurchase options or rights of refusal held by it or any other party or any other restrictions;

(q)(i) initiate any litigation, action, suit, proceeding, claim or arbitration or (ii) settle or agree to settle any litigation, action, suit, proceeding, claim or arbitration;

(r)(i) pay, discharge or satisfy, in an amount in excess of $5,000 in any one case or $10,000 in the aggregate, any Liability arising otherwise than in the ordinary course of business, other than (1) the payment, discharge or satisfaction of Liabilities reflected or reserved against in the Company Balance Sheet except to the extent necessary to comply with Applicable Law and (2) the payment, discharge or satisfaction of Transaction Expenses, or (ii) make any capital expenditures, capital additions or capital improvements;

(s) materially change the manner in which it extends warranties, discounts or credits to customers; or

(t)(i) agree to do any of the things described in the preceding clauses (a)-(u), (ii) take or agree to take any action which would reasonably be expected to make any of the Company’s representations or warranties contained in this Agreement materially untrue or incorrect, or (iii) take or agree to take any action which would reasonably be expected to prevent the Company from performing or cause the Company not to perform one or more covenants required hereunder to be performed by the Company.

For purposes of this Section 5.3, “Company Material Contract” includes any Contract arising subsequent to the date of this Agreement that would have been required to be listed on the Company Disclosure Schedule pursuant to Section 3.11 or Section 3.13(i) had such Contract been in effect on the date of this Agreement.

5.4 Regulatory Approvals. The Company shall promptly execute and file, or join in the execution and filing of, any application, notification or other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Authority, whether federal, state, local or foreign, which may be required in connection with the consummation of the Merger, the Transactions or any Company Ancillary Agreement. The Company shall use commercially reasonable efforts to obtain, and to cooperate with PAR3 to promptly obtain, all such authorizations, approvals and consents and shall pay any associated filing fees payable by the Company with respect to such authorizations, approvals and consents. The Company shall promptly inform PAR3 of any material communication between the Company and any Governmental Authority regarding any of the Transactions. If the Company or any Affiliate of the Company receives any formal or informal request for supplemental information or documentary material from any Governmental Authority with respect to the transactions contemplated hereby, then the Company shall make, or cause to be made, as soon as reasonably practicable, a response in compliance with such request following consultation with PAR3.

5.5 Approval of Company Stockholders. At the earliest practicable date following the Agreement Date, which in not event shall exceed two (2) business days following the Agreement Date, and in accordance with Applicable Law, the Company’s Amended and Restated Certificate of Incorporation and Bylaws, the Company shall solicit written consents from its stockholders to obtain their approval of this Agreement and the Transactions, including the Merger. In soliciting such written consent, the Board of Directors of the Company will recommend to the stockholders of the Company that they approve this Agreement and the Transactions, including the Merger and shall use its reasonable best efforts to obtain the approval of the stockholders of the Company. The Company will prepare an information statement (the “Information Statement”) with respect to the solicitation of written consents to approve this Agreement, the Merger and related matters, in form and substance reasonably acceptable to PAR3 and its representatives, which shall include as an attachment an investor representation statement to be completed by the holders of Company Series E Preferred Stock and Company Series E Preferred Warrants and delivered to PAR3 for purposes of confirming the availability of an exemption from registration under the Securities Act and state securities laws for the issuance of Series C-1 Preferred Stock in the Merger. Each of PAR3 and the Company agrees to provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Information Statement. As soon as reasonably practicable after the execution of this Agreement, the Company will distribute the Information Statement to (i) holders of Company Series E Preferred Stock and Company Series E Preferred Warrants and (ii) such other Company Securityholders as required or appropriate under Applicable Law. Whenever any event occurs which should be set forth in an amendment or supplement to the Information Statement, the Company or PAR3, as the case may be, will promptly inform the other of such occurrence and cooperate in making any appropriate amendment or supplement, and/or mailing to the pertinent parties, such amendment or supplement.

5.6 Necessary Consents; Warrants Amendment.

(a) Necessary Consents. The Company shall use its commercially reasonable efforts to obtain prior to Closing such written consents and authorizations of third parties, give notices to third parties and take such other actions as may be necessary or appropriate in order to effect the consummation of the Transactions, including the Merger, to enable the Surviving Corporation to carry on the Company Business immediately after the Effective Time and to keep in effect and avoid the breach, violation of, termination of, or adverse change to, any Company Material Contract, each of such consents is listed on Schedule 5.6 of the Company Disclosure Schedule.

(b) Company Warrants. Promptly following the preparation of the Information Statement, the Company shall use reasonable best efforts to solicit consent from the holders of a majority in interest of the Company Series E Warrants to amend the Company Series E Warrants to accelerate the expiration date of such warrants such that the Company Series E Warrant shall terminate in full immediately prior to the Effective Time. Following receipt of such approval, at the Effective Time each Series E Warrant shall either (i) have been exercised (and shares of Company Series E Preferred Stock shall have been issued upon due exercise thereof) or (ii) have terminated in full as of immediately prior to the Effective Time. Any amendment to the terms of the Company Series E Warrants shall be effected in accordance with Applicable Law and the terms of the Company Series E Warrants.

5.7 Litigation. The Company shall notify PAR3 in writing promptly after learning of any material claim, action, suit, arbitration, mediation, proceeding or investigation by or before any court, arbitrator or arbitration panel, board or governmental agency, initiated by or against it, or the Knowledge of the Company to be threatened against the Company or any of its officers, directors, employees or stockholders in their capacity as such.

5.8 No Other Negotiations.

(a) The Company shall not, and shall not authorize, encourage or permit any of its officers, directors, employees, stockholders, Affiliates, agents, advisors (including any attorneys, financial advisors, investment bankers or accountants) or other representatives (collectively, “Company Representatives”) to, directly or indirectly: (a) solicit, initiate, or knowingly encourage, facilitate or induce the making, submission or announcement of any inquiry, offer or proposal from any Person (other than PAR3) concerning any Alternative Transaction; (b) furnish any nonpublic information regarding the Company to any Person (other than PAR3 and its agents and advisors) in connection with or in response to any inquiry, offer or proposal for or regarding any Alternative Transaction (other than to respond to such inquiry, offer or proposal by indicating that the Company is subject to this Section 5.8); (c) enter into, participate in, maintain or continue any discussions or negotiations with any Person (other than PAR3 and its agents and advisors) with respect to any Alternative Transaction (other than to respond to such inquiry, offer or proposal by indicating that the Company is subject to this Section 5.8); (d) otherwise cooperate with, facilitate or encourage any effort or attempt by any Person (other than PAR3 and its agents and advisors) to effect any Alternative Transaction; or (e) execute, enter into or become bound by any letter of intent, memorandum of understanding, other Contract or understanding between the Company and any Person (other than PAR3) that is related to, provides for or concerns any Alternative Transaction. If any Company Representative, whether in his or her capacity as such or in any other capacity, takes any action that the Company is obligated pursuant to this Section 5.8(a) to cause such Company Representative not to take, then the Company shall be deemed for all purposes of this Agreement to have breached this Section 5.8(a).

(b) The Company shall notify PAR3 within 24 hours after receipt by the Company (or, to the Company’s Knowledge, by any of the Company Representatives) of any inquiry, offer or proposal that constitutes an Alternative Transaction, or any other notice that any Person is considering making an Alternative Transaction, or any request for nonpublic information relating to the Company or for access to any of the properties, books or records of the Company by any Person or Persons other than PAR3 (which notice shall identify the Person or Persons making, or considering making, such inquiry, offer or proposal) in connection with a potential Alternative Transaction and shall keep PAR3 fully informed of the status and details of any such inquiry, offer or proposal and any correspondence or communications related thereto and shall provide to PAR3 a correct and complete copy of such inquiry, offer or proposal and any amendments, correspondence and communications related thereto, if it is in writing, or a written summary of the material terms thereof, if it is not in writing. The Company shall provide PAR3 with 48 hours prior notice (or such lesser prior notice as is provided to the members of the Board of Directors of the Company) of any meeting of the Board of Directors of the Company at which the Board of Directors of the Company is reasonably expected to consider any Alternative Transaction.

(c) Notwithstanding anything to the contrary in this Section 5.8, neither the Company nor its officers or directors shall have an obligation to comply with this Section 5.8 where events occur or facts arise which would make such compliance illegal, invalid or contrary to Applicable Law, or in the written opinion of the Company’s directors legal counsel, would constitute a violation of the Company’s director’s fiduciary obligations.

5.9 Access to Information. The Company shall allow PAR3 and its agents and advisors access at reasonable times during normal business hours to the files, books, records, technology, Contracts, personnel and offices of the Company, including any and all information relating to the Company’s taxes, Contracts, Liabilities, financial condition and real, personal and intangible property, subject to the terms of the Confidentiality Agreement between the Company and PAR3 dated June 2, 2005 (the “Mutual NDA”). The Company shall cause its accountants to cooperate with PAR3 and PAR3’s agents and advisors in making available all financial information reasonably requested by PAR3 and its agents and advisors, including the right to examine all working papers pertaining to all financial statements prepared by such accountants.

5.10 Satisfaction of Conditions Precedent. The Company shall use commercially reasonable efforts to satisfy or cause to be satisfied all the conditions precedent set forth in Sections 7.1 and 7.2, and the Company shall use commercially reasonable efforts to cause the Merger and the other transactions contemplated by this Agreement to be consummated in accordance with the terms of this Agreement.

5.11 Notices to Company Securityholders and Employees.

(a) The Company shall timely provide to holders of Company Capital Stock, Company Options and Company Warrants all advance notices required to be given to such holders in connection with this Agreement, the Certificate of Amendment, the Merger and the transactions contemplated by this Agreement under the Company Stock Plan, the Company Warrants or other applicable Contracts and under Applicable Law.

(b) The Company shall give all notices and other information required to be given by the Company to the employees of the Company, any collective bargaining unit representing any group of employees of the Company, and any applicable Governmental Authority under the WARN Act, the National Labor Relations Act, as amended, the Code, COBRA and other Applicable Law in connection with the transactions contemplated by this Agreement or other applicable Contracts.

5.12 Closing Merger Expense Certificate. At least three (3) days prior to the Closing Date, the Company shall deliver a draft of the Closing Merger Expense Certificate to PAR3.

ARTICLE VI

PAR 3 COVENANTS

During the time period from the Agreement Date until the earlier to occur of (a) the Effective Time or (b) the termination of this Agreement in accordance with the provisions of Article VIII, PAR3 covenants and agrees with the Company as follows:

6.1 Changes.

(a) PAR3 shall promptly advise the Company in writing of (a) any event occurring subsequent to the Agreement Date that would render any representation or warranty of PAR3 or Merger Sub contained in Article IV untrue or inaccurate such that the condition set forth in Section 7.3 would not be satisfied, or (b) any breach of any covenant or obligation of PAR3 or Merger Sub pursuant to this Agreement, any PAR3 Ancillary Agreement or any Merger Sub Ancillary Agreement such that the condition set forth in Section 7.3 would not be satisfied or (c) any change, event, circumstance, condition, or effect that would reasonably be expected to result in a Material Adverse Effect on PAR3 or cause any of the conditions set forth in Section 7.3 not be satisfied; provided, however, that the delivery of any notice pursuant to this Section 6.1 shall not be deemed to amend or supplement the PAR3 Disclosure Letter.

(b) Notwithstanding Section 6.1(a), PAR3 shall not without the Company’s prior written consent amend the PAR3 Restated Articles.

6.2 Satisfaction of Conditions Precedent. PAR3 shall use its commercially reasonable efforts to satisfy or cause to be satisfied all of the conditions precedent that are set forth in Sections 7.1 and 7.3, and PAR3 shall use its commercially reasonable efforts to cause the Transactions, including Merger, to be consummated in accordance with the terms of this Agreement and the PAR3 Ancillary Agreements as soon as reasonably practical.

6.3 Indemnification of Company Directors and Officers.

(a) If the Merger is consummated, then until the sixth anniversary of the Effective Time, PAR3 will cause the Surviving Corporation to fulfill and honor in all respects the obligations of the Company to its directors and officers and to its former directors and officers (the “Company Indemnified Parties”) pursuant to any indemnification provisions under the Company’s Amended and Restated Certificate of Incorporation or Bylaws or any indemnification agreement between the Company and such directors or officers, as in effect on the Agreement Date (the “Company Indemnification Provisions”), with respect to claims arising out of acts or omissions occurring at or prior to the Effective Time which are asserted after the Effective Time. Any claims for indemnification made under this Section 6.3(a) on or prior to the sixth anniversary of the Effective Time shall survive such anniversary until the final resolution thereof.

(b) This Section 6.3 shall survive the consummation of the Merger, is intended to benefit each Company Indemnified Party, shall be binding on all successors and assigns of the Surviving Corporation and PAR3, and shall be enforceable by the Company Indemnified Parties.

6.4 Regulatory Approvals. PAR3 shall promptly execute and file, or join in the execution and filing of, any application, notification or other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Authority, whether federal, state, local or foreign, which may be required in connection with the consummation of the Merger, the Transactions or any PAR3 Ancillary Agreement. PAR3 shall use commercially reasonable efforts to obtain, and to cooperate with the Company to promptly obtain, all such authorizations, approvals and consents and shall pay any associated filing fees payable by PAR3 with respect to such authorizations, approvals and consents. PAR3 shall promptly inform Company of any material communication between PAR3 and any Governmental Authority regarding any of the Transactions. If PAR3 or any Affiliate of PAR3 receives any formal or informal request for supplemental information or documentary material from any Governmental Authority with respect to the transactions contemplated hereby, then PAR3 shall make, or cause to be made, as soon as reasonably practicable, a response in compliance with such request following consultation with the Company.

6.5 Management Rights Letter. If the Merger is consummated, the Company shall deliver “a management rights letter” to each holder of Series C-1 Preferred Stock who requires such a letter in the form as has been agreed to by such holder and PAR3.

6.6 Retention Plan.

(a) At or before the Closing, the PAR3 Board of Directors shall have approved PAR3 common stock options and PAR3 Series C-1 Preferred Stock issuances and cash payments to the beneficiaries of the Retention Plan upon consummation of the Merger and in the individual amounts and the type of security set forth on Schedule 6.6 attached hereto.

(b) The PAR3 common stock options issuable to the beneficiaries of the Retention Plan upon consummation of the Merger will be issued, except where noted on Schedule 6.6, under the PAR3 2000 Stock Option Plan, as amended and pursuant to forms of grant notices and stock option agreements, which shall be agreed to with the Company prior to the Closing. The PAR3 Series C-1 Preferred Stock will be issued pursuant to the form of subscription agreement agreed to with the Company prior to Closing. The grant notices, stock option agreements and subscription agreements for the beneficiaries of the Retention Plan will be delivered, as applicable, to each beneficiary within ten (10) business days of the Closing Date. Upon receipt of the executed subscription agreement, PAR3 shall cause to be delivered to such beneficiary within ten (10) business days that number of shares of PAR3 Series C-1 Preferred Stock and cash (less any required tax withholding) which such beneficiary has the right to receive as set forth on Schedule 6.6.

ARTICLE VII

CONDITIONS TO CLOSING OF MERGER

7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:

(a) Governmental Approvals. Other than the filing of the Certificate of Merger in accordance with the terms of Section 2.4, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity shall have been filed, occurred or been obtained.

(b) Company Stockholder Approvals. The Transactions, including the Merger, and the Transaction Agreements, including this Agreement, shall have been duly and validly approved and adopted, as required by Applicable Law and the Company’s Amended and Restated Certificate of Incorporation and Bylaws, each as in effect on the date of such approval and adoption, by the requisite vote of the Company Stockholders.

(c) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Transactions or limiting or restricting the conduct or operation of the business of the Company by PAR3 after the Merger shall have been issued, nor shall any proceeding brought by a domestic administrative agency or commission or other domestic Governmental Entity or other third party, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Transactions which makes the consummation of the Transactions illegal.

7.2 Additional Conditions to Obligations of PAR3 and Merger Sub. The obligations of PAR3 and Merger Sub to effect the Merger are subject to the satisfaction of each of the following conditions, any of which may be waived in writing exclusively by PAR3 and Merger Sub:

(a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement that are qualified by materiality shall be true and correct, and the representation and warranties of the Company set forth in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except for changes (i) contemplated by this Agreement or (ii) resulting from the Company’s failure to take any action due to PAR3’s withholding of prior written consent under Section 5.3; and PAR3 shall have received a certificate signed on behalf of the Company by the Chief Executive Officer of the Company to such effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date; and PAR3 shall have received a certificate signed on behalf of the Company by the Chief Executive Officer of the Company to such effect.

(c) Government Consents. There shall have been obtained at or prior to the Closing Date such permits or authorizations, and there shall have been taken all such other actions required by any Governmental Authority or other regulatory authority having jurisdiction over the parties and the actions herein proposed to be taken, as may be required to consummate the Merger and the Transactions.

(d) Dissenting Stockholders. Holders of not more than ten percent (10%) of the issued and outstanding Company Capital Stock as of the Closing shall have elected to, or continue to have contingent rights to, exercise appraisal rights under Delaware Law as to such shares.

(e) Escrow Agreement. The Escrow Agent and the Representative shall have executed and delivered to PAR3 the Escrow Agreement and such agreement shall remain in full force and effect.

(f) Consents. PAR3 shall have received duly executed copies of all third party consents, approvals, assignments, notices, waivers, authorizations or other certificates set forth in Schedule 5.6 of the Company Disclosure Schedule.

(g) Employment Matters. The executed Company Employee Agreements of each of the persons identified on Exhibit A shall continue to be in full force and effect and none of such individuals shall have ceased to be employed by the Company.

(h) Termination, Modification or Satisfaction of Company Stockholder Documents and Rights. Each of the agreements identified on Schedule 7.2(h) of the Company Disclosure Schedule shall have been terminated, effective as of the Closing, in accordance with their respective terms, and the parties to the agreements identified on Schedule 7.2(h) of the Company Disclosure Schedule shall have waived all of their respective rights thereunder, effective as of, and contingent upon, the Closing.

(i) Resignations of Directors and Officers. The persons holding the positions of a director or officer of the Company, in office immediately prior to the Effective Time, shall have resigned from such positions in writing effective as of the Effective Time.

(j) Closing Merger Expense Certificate. PAR3 shall have received the Closing Merger Expense Certificate from the Company.

(k) Final Merger Consideration Allocation Schedule. PAR3 shall have received the Final Merger Consideration Allocation Schedule from the Company.

(l) Company Good Standing Certificates. PAR3 shall have received a certificate from the Office of the Secretary of State of the State of Delaware and each other State in which the Company is qualified to do business as a foreign corporation certifying that the Company is in good standing and that all applicable taxes and fees of the Company through and including the Closing Date have been paid.

(m) FIRPTA. PAR3, as agent for the stockholders of the Company, shall have received a properly executed Foreign Investment and Real Property Tax Act of 1980 Notification Letter, in form and substance reasonably satisfactory to PAR3, which states that shares of Company Capital Stock do not constitute “United States real property interests” under Section 897(c) of the Code, for purposes of satisfying PAR3’s obligations under Treasury Regulation Section 1.1445-2(c)(3).

(n) Opinion of the Company’s Counsel. PAR3 shall have received an opinion dated the Closing Date of Edwards Angell Palmer & Dodge LLP, counsel to the Company, as to the matters set forth on Exhibit E.

7.3 Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is subject to the satisfaction of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a) Representations and Warranties. The representations and warranties of the PAR3 and Merger Sub set forth in this Agreement that are qualified by materiality shall be true and correct, and the representation and warranties of PAR3 and Merger Sub set forth in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and (except to the extent such representations speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; and the Company shall have received a certificate signed on behalf of PAR3 by an authorized officer of PAR3 to such effect.

(b) Performance of Obligations of PAR3 and Merger Sub. PAR3 and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date; and the Company shall have received a certificate signed on behalf of PAR3 by an authorized officer of PAR3 to such effect.

(c) Government Consents. There shall have been obtained at or prior to the Closing Date such permits or authorizations, and there shall have been taken all such other actions required by any Governmental Authority or other regulatory authority having jurisdiction over the parties and the actions herein proposed to be taken, as may be required to consummate the Merger and the Transactions.

(d) Escrow Agreement. The Escrow Agreement shall have been executed and delivered by PAR3, the Escrow Agent and the Representative.

(e) PAR3 Restated Articles; Certificate of Existence. The PAR3 Restated Articles shall have been filed with the Secretary of State of the State of Washington, and the Company shall have received a certified copy of which together with the a Certificate of Existence from the Secretary of State of the State of Washington.

(f) Investor Agreements. The PAR3 Investor Agreements shall have been amended to permit the PAR3 Series C-1 shareholders to become a party thereto and the PAR3 Investor Agreements, as amended, shall have been executed by PAR3 and all required PAR3 Stockholders and delivered by PAR3.

(g) Opinion of the PAR3’s Counsel. The Company shall have received an opinion dated the Closing Date of Heller Ehrman LLP, counsel to PAR3, as to the matters set forth on Exhibit D. The opinion set forth in paragraph 9 of Exhibit D shall be subject to the satisfaction of Heller Ehrman LLP, in its reasonable discretion, that the issuance of PAR3 Series C-1 Preferred Stock pursuant to this Agreement is exempt from the registration requirements of Section 5 of the Securities Act and all requirement of all applicable state securities or “blue sky” laws.

(h) PAR3 Fully-Diluted Shares. Company shall have received an officer’s certificate from PAR3 setting forth the number of PAR3 Fully-Diluted Shares immediately prior to the Effective Time.

ARTICLE VIII

TERMINATION OF AGREEMENT

8.1 Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Effective Time by the mutual written consent of PAR3 and the Company.

8.2 Unilateral Termination.

(a) Either PAR3 or the Company, by giving written notice to the other, may terminate this Agreement if a court of competent jurisdiction or other Governmental Authority shall have issued a nonappealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger or any other material transaction contemplated by this Agreement.

(b) Either PAR3 or the Company, by giving written notice to the other, may terminate this Agreement if the Merger shall not have been consummated by midnight Pacific Time on March 31, 2006; provided, however, that the right to terminate this Agreement pursuant to this Section 8.2(b) shall not be available to any party whose breach of a representation or warranty or covenant made under this Agreement by such party results in the failure of any condition set forth in Article VII to be fulfilled or satisfied on or before such date.

(c) Either PAR3 or the Company, by giving written notice to the other, may terminate this Agreement at any time prior to the Effective Time if the other has committed a material breach of (i) any of its representations and warranties under Article III or Article IV, as applicable, or (ii) any of its covenants under Article V or Article VI, as applicable, and has not cured such breach within ten (10) business days after the party seeking to terminate this Agreement has given the other party written notice of such breach and its intention to terminate this Agreement pursuant to this Section 8.2(c) (provided, however, that no such cure period shall be available or applicable to any such breach which by its nature cannot be cured) and if not cured on or prior to the Closing Date, such breach would result in the failure of any of the conditions set forth in Article VII, as applicable, to be fulfilled or satisfied; provided, however, that the right to terminate this Agreement under this Section 8.2(c) shall not be available to a party if the party is at that time in material breach of this Agreement.

(d) PAR3, by giving written notice to the Company, may terminate this Agreement if (i) the Company’s Board of Directors shall have for any reason recommended, endorsed, accepted or agreed to an Alternative Transaction or shall have resolved to do any of the foregoing, (ii) if an inquiry, offer or proposal for an Alternative Transaction shall have been made and the Company’s Board of Directors of the Company in connection therewith does not within five (5) business days of PAR3’s request to do so reconfirm its approval and recommendation of this Agreement and the transactions contemplated hereby and reject such Alternative Transaction.

8.3 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.2, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of PAR3, Merger Sub or the Company or their respective officers, directors, stockholders or shareholders, or Affiliates; provided, however, that (i) the provisions of this Section 8.3 (Effect of Termination) and Article X (Miscellaneous) shall remain in full force and effect and survive any termination of this Agreement and (ii) nothing herein shall relieve any party hereto from liability in connection with any willful breach of any of such party’s representations, warranties or covenants contained herein that was the basis for such termination; provided, further, however, in no event shall a party be liable for the payment of damages by virtue of such breach in subsection (ii) except where such termination results from willful breach by a party of such representations, warranties or covenants.

ARTICLE IX

SURVIVAL OF REPRESENTATIONS, INDEMNIFICATION

AND REMEDIES; CONTINUING COVENANTS

9.1 Survival. If the Merger is consummated, the representations and warranties of the parties contained in this Agreement, the Company Disclosure Schedule, PAR3 Disclosure Schedule and the certificates of PAR3 and the Company delivered pursuant to Sections 7.2 and 7.3, respectively, shall survive the Effective Time and remain in full force and effect, regardless of any investigation or disclosure made by or on behalf of any of the parties to this Agreement, until the Expiration Date; provided, however, that the representations and warranties of the Company contained in Section 3.3 (Power, Authorization and Validity) (but not the portion of Section 3.3(b) that provides a representation that “including the consent of any Person required to be obtained in order to keep any Company Material Contract between such Person and the Company in effect following the Merger or to provide that the Company is not in breach or violation of any such Company Material Contract following the Merger”), Section 3.4 (Capitalization) and Section 3.7 (Taxes) and of PAR3 contained in Section 4.2 (Power, Authorization and Validity), Section 4.5 (Capitalization) and 4.9 (Valid Issuance) shall remain operative and in full force and effect, regardless of any investigation or disclosure made by or on behalf of any of the parties to this Agreement, until the expiration of the applicable statute of limitations; provided further, however, that no right to indemnification pursuant to Article IX in respect of any claim based upon any failure of a representation or warranty that is set forth in a Notice of Claim delivered prior to the applicable expiration date of such representation or warranty shall be affected by the expiration of such representation or warranty; and provided, further, that such expiration shall not affect the rights of any PAR3 Indemnified Person under this Article IX or otherwise to seek recovery of Damages arising out of any fraud, criminal activity, intentional breach of any covenant or intentional misrepresentation by the Company until the expiration of the applicable statute of limitations with respect thereto. If the Merger is consummated, all covenants of the parties (including the covenants set forth in Article V and Article VI) shall expire and be of no further force or effect as of the Effective Time, except to the extent such covenants provide that they are to be performed after the Effective Time; provided, however, that no right to indemnification pursuant to Article IX in respect of any claim based upon any breach of a covenant shall be affected by the Closing.

9.2 Agreement to Indemnify. Each Company Stockholder shall severally (based on each such holder’s Pro Rata Share), and not jointly, indemnify and hold harmless PAR3 and its officers, directors, agents, representatives, shareholders and employees, and each Person, if any, who controls or may control PAR3 within the meaning of the Securities Act or the Exchange Act (each hereinafter referred to individually as an “PAR3 Indemnified Person” and collectively as “PAR3 Indemnified Persons”) from and against any and all losses, losses resulting from a reduction in value of an asset (without taking into account any valuation multiple), costs, damages, Liabilities and expenses (including reasonable attorneys’ fees, other professionals’ and experts’ fees, costs of investigation and court costs (hereinafter collectively referred to as “Damages”)), directly or indirectly arising out of, resulting from or in connection with:

(i) any failure of any representation or warranty made by the Company in this Agreement or the Company Disclosure Schedule, to be true and correct as of the date of this Agreement and as of the Closing Date (as though such representation or warranty were made as of the Closing Date rather than the date of this Agreement, except in the case of any individual representation and warranty which by its terms speaks only as of a specific date or dates);

(ii) any failure of any certification, representation or warranty made by the Company pursuant to Section 7.2 to be true and correct as of the date such certificate is delivered to PAR3;

(iii) any breach of or default in connection with any of the covenants made by the Company in this Agreement; or

(iv)(a) any amounts paid by PAR3 or Merger Sub to former stockholders of the Company with respect to Dissenting Shares required to be paid or otherwise reasonably paid to the extent that the aggregate of such amounts exceed the aggregate portion of the Total Stock Consideration that the holders of such Dissenting Shares would have received in the Merger pursuant to Section 2.1(b) had they not perfected their appraisal rights plus (b) that portion of the Escrow Shares deposited pursuant to Section 2.2 with regard to such holder.

9.3 Limitations.

(a) If the Merger is consummated, in no event shall the total recovery of the PAR3 Indemnified Parties for indemnification under this Article IX exceed the Escrow Shares, except in the case of fraud, criminal activity, intentional breach of any covenant or intentional misrepresentation by the Company in which case the total recovery shall not exceed the Total Merger Consideration. Solely for purposes of determining the amount of any Damages in respect of the failure of any representation or warranty to be true and correct as of any particular date, and not for the purposed of determining the failure of any representation or warranty, any materiality or Material Adverse Effect standard contained in such representation or warranty shall be disregarded. For all purposes under this Article 9, the Escrow Shares shall be valued at the PAR3 Series C-1 Preferred Stock Price.

(b) Except as provided expressly in this Agreement, no PAR3 Indemnified Person may receive any portion of the Escrow Shares in respect of any claim for indemnification that is made pursuant to clauses (i) (other than claims made pursuant to Section 3.4(d) or the last sentence of Section 5.6(b)) or (ii) of Section 9.2 and does not involve fraud, criminal activity, intentional breach of any covenant or intentional misrepresentation by the Company unless and until Damages in an aggregate amount greater than $100,000 (the “Basket”) have been incurred, paid or properly accrued, in which case the PAR3 Indemnified Persons may make claims for indemnification for all Damages, including the amount of the Basket. Claims (as defined below) for indemnification made pursuant to clause (iv) of Section 9.2, Claims made pursuant to clause (i) of Section 9.2 in connection with any inaccuracy of the representations made in Section 3.4(d) or covenants made in the last sentence of Section 5.6(b) or Claims involving fraud, criminal activity, intentional breach of any covenant or intentional misrepresentation by the Company shall not reduce the amount of the Basket applicable to subsequent claims for indemnification pursuant to clauses (i), (ii) or (iii) of Section 9.2.

(c) The foregoing indemnification provisions for PAR3 Indemnified Person shall be the sole and exclusive remedy of PAR3, the Merger Sub, Surviving Corporation and any PAR3 Indemnified Person for any claims, proceedings, causes of action, litigation, or Damages arising out of or in connection with this Agreement or the Merger, to the exclusion of all other remedies whether a statutory, equitable or common-law remedy any party or a PAR3 Indemnified Person may have.

9.4 Notice of Claim.

(a) As used herein, the term “Claim” means a claim for indemnification of PAR3 or any other PAR3 Indemnified Person of a Company Stockholder for Damages under this Article IX.

(b) PAR3 may give notice of a Claim under this Agreement, whether for its own Damages or for Damages incurred by any other PAR3 Indemnified Person, and PAR3 shall give written notice of a Claim executed by an officer of PAR3 (a “Notice of Claim”) to the Representative (with a copy to the Escrow Agent if the Claim involves recovery against the Escrow Property) promptly after PAR3 becomes aware of the existence of any potential claim by an PAR3 Indemnified Person for indemnification from the Effective Time Holders under this Article IX, arising from or relating to:

(i) Any matter specified in Section 9.2; or

(ii) the assertion, whether orally or in writing, against PAR3 or any other PAR3 Indemnified Person of a claim, demand, suit, action, arbitration, investigation, inquiry or proceeding brought by a third party against PAR3 or such other PAR3 Indemnified Person (in each such case, a “Third-Party Claim”) that is based on, arises out of or relates to any matter specified in Section 9.2.

The period during which claims may be initiated (the “Claims Period”) for indemnification from the Escrow Property shall commence at the Effective Time and terminate on the Expiration Date; provided, however, that the Claims Period for indemnification from and against Damages arising out of, resulting from or in connection with (i) fraud, criminal activity, intentional breach of any covenant or intentional misrepresentation by the Company, or (ii) any failure of any of the representations and warranties contained in Section 3.3 (Power, Authorization and Validity) (but not the portion of Section 3.3(b) that provides a representation that “including the consent of any Person required to be obtained in order to keep any Company Material Contract between such Person and the Company in effect following the Merger or to provide that the Company is not in breach or violation of any such Company Material Contract following the Merger”), Section 3.4 (Capitalization) or Section 3.7 (Taxes) to be true and correct as aforesaid shall commence at the Effective Time and terminate upon the expiration of the applicable statute of limitations. Notwithstanding anything contained herein to the contrary, any Claims for Damages specified in any Notice of Claim delivered to the Representative prior to expiration of the applicable Claims Period with respect to facts and circumstances existing prior to expiration of the applicable Claims Period shall remain outstanding until such Claims for Damages have been resolved or satisfied, notwithstanding the expiration of such Claims Period. Until the expiration of the applicable Claims Period, no delay on the part of PAR3 in giving the Representative a Notice of Claim shall relieve the Representative or any Effective Time Holder from any of its obligations under this Article IX unless (and then only to the extent that) the Representative or the Company Stockholders are materially prejudiced thereby.

9.5 Defense of Third-Party Claims.

(a) PAR3 shall determine and conduct the defense or settlement of any Third-Party Claim, and the costs and expenses incurred by PAR3 in connection with such defense or settlement (including reasonable attorneys’ fees, other professionals’ and experts’ fees and court or arbitration costs) shall be included in the Damages for which PAR3 may seek indemnification pursuant to a Claim made by any PAR3 Indemnified Person hereunder. The Representative shall have the right to participate and enter an appearance in the defense of the Third-Party Claim at his or her own expense.

(b) The Representative shall have the right to receive copies of all pleadings, notices and communications with respect to the Third-Party Claim to the extent that receipt of such documents by the Representative does not affect any privilege relating to the PAR3 Indemnified Person and may participate in, but not to determine or conduct, any defense of the Third-Party Claim or settlement negotiations with respect to the Third-Party Claim.

(c) No settlement of any such Third-Party Claim with any third party claimant shall be determinative of the existence of or amount of Damages relating to such matter, except with the consent of the Representative, which consent shall not be unreasonably withheld, conditioned or delayed and which shall be deemed to have been given unless the Representative shall have objected within 20 days after a written request for such consent by PAR3. PAR3 shall in good faith try to mitigate the amount of Damages related to such matter.

9.6 Contents of Notice of Claim. Each Notice of Claim by PAR3 given pursuant to Section 9.4 shall contain the following information:

(i) that PAR3 or another PAR3 Indemnified Person has directly or indirectly incurred, paid or properly accrued or, in good faith, believes it shall have to directly or indirectly incur, pay or accrue, Damages in an aggregate stated amount arising from such Claim (which amount may be an estimated amount and may be the amount of damages claimed by a third party in an action brought against any PAR3 Indemnified Person based on alleged facts, which if true, would give rise to liability for Damages to such PAR3 Indemnified Person under this Article IX);

(ii) a brief description, in reasonable detail (to the extent reasonably available to PAR3), of the facts, circumstances or events giving rise to the alleged Damages based on PAR3’s good faith belief thereof, including the identity and address of any third-party claimant (to the extent reasonably available to PAR3) and copies of any formal demand or complaint, the amount of Damages (to the extent known), or the basis for such anticipated liability, and the specific nature of the breach to which such item is related; and

(iii) a statement that either (a) the Claims identified in such Notice of Claim (together with Claims set forth in all Notices of Claims theretofore delivered), individually or in the aggregate, do not satisfy the Basket, (b) the Claims identified in such Notice of Claim (together with Claims set forth in all Notices of Claims theretofore delivered), individually or in the aggregate, satisfy the Basket or (c) that the Basket does not apply to such Claims.

9.7 Resolution of Notice of Claim. Each Notice of Claim given by PAR3 shall be resolved as follows:

(a) If, within 30 days after a Notice of Claim is received by the Representative, the Representative does not contest such Notice of Claim in writing to PAR3 (with a copy to the Escrow Agent if the Claim involves recovery against the Escrow Property), the Representative shall be conclusively deemed to have consented, on behalf of all Company Stockholders, to the recovery by the PAR3 Indemnified Person of the full amount of Damages (subject to the limits contained in this Article IX) specified in the Notice of Claim in accordance with this Article IX, including the forfeiture of all or a portion of the Escrow Shares, and, without further notice, to have stipulated to the entry of a final judgment for damages against the Company Stockholders for such amount in any court having jurisdiction over the matter where venue is proper.

(b) If the Representative gives PAR3 written notice contesting all or any portion of a Notice of Claim (a “Contested Claim”) (with a copy to the Escrow Agent) within the 30 day period specified in Section 9.7(a) above, then such Contested Claim shall be resolved by either (i) a written settlement agreement or memorandum executed by PAR3 and the Representative (a copy of which shall be furnished to the Escrow Agent) or (ii) in the absence of such a written settlement agreement within 30 days following receipt by PAR3 of the written notice from the Representative specified in 9.7(c) below, by binding arbitration between PAR3 and the Representative in accordance with the terms and provisions of Section 9.7(c) below. The Escrow Agent shall be entitled to rely on any such memorandum or agreement and shall distribute from the Escrow Shares in accordance with the terms of the memorandum or agreement.

(c) If no such agreement can be reached after good faith negotiation and information exchange, either PAR3 or the Representative may, by written notice to the other, demand arbitration of the matter unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by three arbitrators. Within fifteen (15) days after such written notice is sent, PAR3 (on the one hand) and the Representative (on the other hand) shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator. The decision of the arbitrators as to the validity and amount of any claim in any disputed Notice of Claim shall be binding and conclusive upon the parties to this Agreement, and the Escrow Agent shall be entitled to act in accordance with such decision and make or withhold payments out of the Escrow Shares in accordance with such decision.

(d) Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. Any such arbitration shall be held in San Francisco, California under the commercial rules then in effect of the American Arbitration Association. The non-prevailing party to an arbitration shall pay its own expenses, the fees of each arbitrator, the administrative fee of the American Arbitration Association, and the expenses, including, without limitation, the reasonable attorneys’ fees and costs, incurred by the prevailing party to the arbitration. The arbitration panel shall be authorized to determine which party to the arbitration is the prevailing party and which party is the non-prevailing party.

9.8 Release of Remaining Escrow Property. Within ten (10) business days following the Expiration Date, the Escrow Agent shall deliver to the Company Stockholders all of the remaining Escrow Property (if any) in excess of any Escrow Property that is necessary to satisfy all unresolved, unsatisfied or disputed claims for Damages specified in any Notice of Claim delivered to the Representative before the Expiration Date. If any Claims are unresolved, unsatisfied or disputed as of the expiration of the Claims Period, then the Escrow Agent shall retain possession and custody of that portion of the Escrow Property that equals the total maximum amount of Damages then being claimed in good faith by PAR3 Indemnified Persons, subject to the Basket. In all such unresolved, unsatisfied or disputed Claims, and as soon as all such Claims have been resolved, the Escrow Agent shall deliver to the Company Stockholders all of the remaining Escrow Property (if any) not required to satisfy such Claims.

9.9 Tax Consequences of Indemnification Payments. All payments (if any) made to an PAR3 Indemnified Person pursuant to any indemnification obligations under this Article IX will be treated as adjustments to the purchase price for tax purposes and such agreed treatment will govern for purposes of this Agreement, unless otherwise required by law.

9.10 Appointment of Representative.

(a) By voting in favor of the Merger or participating in the Merger and accepting the benefits thereof, each Company Stockholder shall be deemed to have approved the designation of and designates the Representative as the representative of the Company Stockholders and as the attorney-in-fact and agent for and on behalf of each Company Stockholder with respect to claims for indemnification under this Article IX, for purposes of Section 10.11 and the taking by the Representative of any and all actions and the making of any decisions required or permitted to be taken by the Representative under this Agreement, including the exercise of the power to: (a) give and receive notices and communications to or from PAR3 (on behalf of itself of any other PAR3 Indemnified Person) and/or the Escrow Agent relating to this Agreement, the Escrow Agreement or any of the transactions and other matters contemplated hereby or thereby (except to the extent that this Agreement or the Escrow Agreement expressly contemplates that any such notice or communication shall be given or received by such holders individually); (b) authorize the release or delivery to PAR3 of all or a portion of the Escrow Shares in satisfaction of indemnification claims by PAR3 or any other PAR3 Indemnified Person pursuant to this Article IX (including by not objecting to such claims); (c) agree to, object to, negotiate, resolve, enter into settlements and compromises of, demand arbitration or litigation of, and comply with orders of arbitrators or courts with respect to, (i) indemnification claims by PAR3 or any other PAR3 Indemnified Person pursuant to this Article IX or claims against PAR3 pursuant to Section 10.11 or (ii) any dispute between any PAR3 Indemnified Person and any such holder, in each case relating to this Agreement or the Escrow Agreement; and (d) take all actions necessary or appropriate in the judgment of the Representative for the accomplishment of the foregoing. The Representative shall have authority and power to act on behalf of each Company Stockholder with respect to the disposition, settlement or other handling of all claims under this Article IX and all rights or obligations arising under this Article IX. The Company Stockholders shall be bound by all actions taken and documents executed by the Representative in connection with this Article IX, and PAR3 and other PAR3 Indemnified Persons shall be entitled to rely on any action or decision of the Representative. The individual serving as the Representative may be replaced from time to time by the holders of a majority in interest of the Escrow Shares then on deposit with the Escrow Agent upon not less than ten days prior written notice to PAR3. No bond shall be required of the Representative, and the Representative shall receive no compensation for his services. Notices or communications to or from the Representative shall constitute notice to or from each of the Company Stockholders.

(b) In performing the functions specified in this Agreement, the Representative shall not be liable to any Company Stockholder in the absence of gross negligence or willful misconduct on the part of the Representative. Each Company Stockholder shall severally (based on each such holder’s Pro Rata Share), and not jointly, indemnify and hold harmless the Representative from and against any loss, liability or expense incurred without gross negligence or willful misconduct on the part of the Representative and arising out of or in connection with the acceptance or administration of his duties hereunder, including any out-of-pocket costs and expenses and legal fees and other legal costs reasonably incurred by the Representative. If not paid directly to the Representative by the Company Stockholders, such losses, liabilities or expenses may be recovered by the Representative from Escrow Shares otherwise distributable to the Company Stockholders (and not distributed or distributable to any PAR3 Indemnified Person or subject to a pending indemnification claim of any PAR3 Indemnified Person) following the Expiration Date pursuant to the terms hereof and of the Escrow Agreement, at the time of distribution, and such recovery will be made from the Company Stockholders according to their respective Pro Rata Shares.

ARTICLE X

MISCELLANEOUS

10.1 Governing Law. The internal laws of the State of Delaware, irrespective of its conflicts of law principles, shall govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties hereto.

10.2 Assignment; Binding Upon Successors and Assigns. This Agreement shall inure to the benefit of the successors and assigns of PAR3, including any successor to, or assignee of, all or substantially all of the business and assets of PAR3. Except as set forth in the preceding sentence, no party hereto may assign any of its rights or obligations hereunder without the prior written consent of the other parties hereto. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any assignment in violation of this provision shall be void.

10.3 Severability. If any provision of this Agreement, or the application thereof, shall for any reason and to any extent be invalid or unenforceable, then the remainder of this Agreement and the application of such provision to other persons or circumstances shall be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

10.4 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original as regards any party whose signature appears thereon and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all parties reflected hereon as signatories.

10.5 Other Remedies. Except as otherwise expressly provided herein, any and all remedies herein expressly conferred upon a party hereunder shall be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law on such party, and the exercise of any one remedy shall not preclude the exercise of any other. The parties hereto agree that irreparable damage would occur in the event that the provisions of this Agreement that have no adequate remedy at law were not performed in accordance with their terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent such breaches of this Agreement and to enforce specifically such terms and provisions hereof in any court of the United States or any State having jurisdiction.

10.6 Amendments and Waivers. Any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only by a writing signed by the party to be bound thereby. The waiver by a party of any breach hereof or default in the performance hereof shall not be deemed to constitute a waiver of any other default or any succeeding breach or default. This Agreement may be amended by the parties hereto as provided in this Section 10.6 at any time before or after adoption of this Agreement by the Company Stockholders, but, after such adoption, no amendment shall be made which by Applicable Law requires the further approval of the Company Stockholders without obtaining such further approval. At any time prior to the Effective Time, each of Company and PAR3, by action taken by its Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other, (b) waive any inaccuracies in the representations and warranties made to it contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions for its benefit contained herein. No such waiver or extension shall be effective unless signed in writing by the party against whom such waiver or extension is asserted. The failure of any party to enforce any of the provisions hereof shall not be construed to be a waiver of the right of such party thereafter to enforce such provisions.

10.7 Expenses. Except as expressly provided otherwise herein, whether or not the Merger is successfully consummated, each party shall bear its respective legal, accountants, and financial advisory fees and other expenses incurred with respect to this Agreement, the Merger and the transactions contemplated hereby.

10.8 Attorneys’ Fees. Should suit be brought to enforce or interpret any part of this Agreement, the prevailing party shall be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys’ fees to be fixed by the court or arbitration tribunal (including costs, expenses and fees on any appeal). The prevailing party shall be entitled to recover its costs of suit, regardless of whether such suit proceeds to final judgment.

10.9 Notices. All notices and other communications required or permitted under this Agreement shall be in writing and shall be either hand delivered in person, sent by facsimile, sent by certified or registered first-class mail, postage pre-paid, or sent by nationally recognized express courier service. Such notices and other communications shall be effective upon receipt if hand delivered or sent by facsimile, three business days after mailing if sent by mail, and one business day after dispatch if sent by express courier, to the following addresses, or such other addresses as any party may notify the other parties in accordance with this Section 10.9:

If to PAR3 or Merger Sub:

PAR3 Communications, Inc.

821 Second Avenue, Suite 1000, 10th Floor

Seattle, WA 98104

Attention: Don Schlosser, Chief Financial Officer

with a copy to:

Heller Ehrman LLP

701 Fifth Avenue, Suite 6100

Seattle, WA 98104

Attention: Sonya Erickson

If to the Company:

EnvoyWorldWide, Inc.

100 Crosby Drive

Bedford, MA 01730

Attention: Ben Levitan, Chief Executive Officer

with a copy to:

Executive Counsel, P.L.C.

2883 Macao Drive

Herndon, VA 20171

Attention: Nelson Blitz

If to the Representative:

Battery Ventures V, L.P.

20 William Street, Suite 200

Wellesley, MA 02481

Attention:

10.10 Interpretation; Rules of Construction. When a reference is made in this Agreement to Exhibits, Sections or Articles, such reference shall be to an Exhibit to, Section of or Article of this Agreement, respectively, unless otherwise indicated. The words “include”, “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation”. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The parties hereto agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

10.11 Third Party Beneficiary Rights and Other Rights. No provisions of this Agreement are intended, nor shall be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, employee, Affiliate, stockholder, partner or any party hereto or any other Person unless specifically provided otherwise herein and, except as so provided, all provisions hereof shall be personal solely between the parties to this Agreement, except that (i) Section 6.3 is intended to benefit the Company Indemnified Parties, (ii) Article IX is intended to benefit the PAR3 Indemnified Persons and (iii) Article IV and Section 6.1(b) is intended to benefit the Company Securityholders receiving the Total Stock Consideration and create a right of action against PAR3 in the Representative; provided, however, that any claim made pursuant to subsection (iii) shall be made exclusively by the Representative upon the request of a majority in interest of the adversely affected Company Securityholders who received the Total Stock Consideration and in making any such claim the Representative shall also observe in good faith the notice and resolution procedures set forth in Sections 9.6 and 9.7.

10.12 Public Announcement. Following the date hereof, PAR3 may issue such press releases, and make such other public disclosures regarding the Merger, as it determines are required or deems appropriate. The Company and PAR3 each confirm that they have entered into the Mutual NDA and that, subject to the preceding sentence, they are each bound by, and shall abide by, the provisions of such Mutual NDA; provided, however, that PAR3 shall not be bound by such Mutual NDA after the Closing. If this Agreement is terminated, the Mutual NDA shall remain in full force and effect, and all copies of documents containing confidential information of a disclosing party shall be returned by the receiving party to the disclosing party or be destroyed, as provided in the Mutual NDA.

10.13 Entire Agreement. This Agreement, the exhibits and schedules hereto, the Company Ancillary Agreements, the PAR3 Ancillary Agreements and the Merger Sub Ancillary Agreements constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto other than the Mutual NDA. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.

10.14 Waiver of Jury Trial. EACH OF PAR 3, MERGER SUB, THE COMPANY AND THE REPRESENTATIVE HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PAR 3, MERGER SUB, THE COMPANY AND THE REPRESENTATIVE IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

PAR3 COMMUNICATIONS, INC.		ENVOYWORLDWIDE, INC.

By:	/s/ Nicholas A. Tiliacos	By:	/s/ Ben Levitan
	Nicholas A. Tiliacos, Chief Executive Officer		Ben Levitan, Chief Executive Officer

EWW ACQUISITION CORP.		BATTERY VENTURES V, L.P.

By:	/s/ Nicholas A. Tiliacos	By:	/s/ Thomas J. Crotty
Name:	Nicholas A. Tiliacos	Name:	Thomas J. Crotty
Title:	President	Title:	Member Manager

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]